UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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PLAYTIKA HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

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April 25, 2025
Dear Stockholder:

You are cordially invited to attend our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m. Pacific Time on June 12, 2025. This year’s Annual Meeting will be held as a virtual meeting of stockholders, conducted via live audio webcast. You can attend the Annual Meeting via the Internet at www.proxydocs.com/PLTK by using the control number that appears on your proxy card (printed in the shaded box), and the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of and real-time during the Annual Meeting via the meeting website.

The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by telephone, via Internet or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.

We look forward to your attendance at our virtual Annual Meeting.

Sincerely,

/s/ Robert Antokol

Robert Antokol
Chief Executive Officer
Chairperson of the Board of Directors

Notice of the 2025
Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Playtika Holding Corp., a Delaware corporation, will be held as follows:

MEETING DATE:	Thursday, June 12, 2025
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.proxydocs.com/PLTK

RECORD DATE: You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on April 17, 2025.

ITEMS OF BUSINESS:

1	The election of six director nominees named in the proxy statement accompanying this notice to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualify.
2	The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the year ending December 31, 2025.
3	A non-binding advisory proposal to approve the compensation of our named executive officers as described in the accompanying proxy statement.
4	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

The proxy statement following this notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

PROXY VOTING: Your vote is important. Whether or not you plan to participate in our Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.proxydocs.com/PLTK.

You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.

By Order of the Board of Directors,

/s/ Michael Cohen

Michael Cohen
Chief Legal Officer and Corporate Secretary
April 25, 2025

Proxy Summary

MEETING DATE:	June 12, 2025
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.proxydocs.com/PLTK
RECORD DATE:	April 17, 2025

The Board of Directors (the “Board”) of Playtika Holding Corp., a Delaware corporation (“we”, “us,” “Playtika,” or the “Company”), is soliciting proxies for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and information contained in the Proxy Statement but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.

How to Vote

On or about April 25, 2025, we will mail or e‑mail a copy of our Notice of 2025 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2024 Annual Report (collectively “Proxy Materials”) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request and receive a paper or e‑mailed copy of our Proxy Materials, and how to view these materials online. We encourage you to vote by telephone, over the Internet or by mail by completing your proxy card, even if you plan to participate in the virtual Annual Meeting. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

By Internet

Authorize a proxy to vote your shares via the website www.proxypush.com/PLTK, which is available 24 hours per day until the start of the Annual Meeting. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free at 844-311-3915, 24 hours per day until the start of the Annual Meeting. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided.

Virtual Meeting Access: Vote your shares by logging onto and voting at the virtual Annual Meeting at www.proxydocs.com/PLTK by following the instructions provided to you via email after completing the registration procedures described on the website. Please note that you must register on the website in advance of the Annual Meeting to be able to attend and vote your shares. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

Beneficial Stockholders: If your shares of common stock are held by a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other holder of record on how to vote your shares of common stock at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting. You must also register at www.proxydocs.com/PLTK in advance of the Annual Meeting to be able to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 12, 2025: This Proxy Statement and our 2024 Annual Report are available in the investors section of our corporate website at www.playtika.com. You can also view these materials at www.proxydocs.com/PLTK. If you would like to request paper copies of the Proxy Statement or our 2024 Annual Report, please follow the instructions provided on the Notice of Availability of Proxy Materials. You are encouraged to access and review all of the information contained in the Proxy Materials before voting.

Virtual Stockholder Meeting: The Board has decided to hold a virtual Annual Meeting this year. The Board believes that the virtual format for the Annual Meeting will provide the opportunity for participation by a broader group of our stockholders, while reducing the costs associated with planning, holding, and arranging logistics for in-person meeting proceedings. The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. It also reduces the environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools.

Date and Time: The Annual Meeting will be held virtually through a live audio webcast on June 12, 2025, at 9:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions: To attend the virtual Annual Meeting, log in at www.proxydocs.com/PLTK and register in advance. Following registration, you will receive instructions regarding virtual attendance at the Annual Meeting and how to vote your shares at the Annual Meeting, along with your unique link to attend the Annual Meeting, via email. Stockholders will need their unique control number which appears on the Notice (printed in the shaded box) and the instructions that accompanied the Proxy Materials. If your shares of common stock are held by a bank, broker or other holder of record, and you do not have a control number, please contact your bank, broker or other holder of record as soon as possible, so that you can be provided with a control number and register to gain access to the Annual Meeting.

The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/PLTK approximately two weeks prior to the day of the Annual Meeting.

Technical Assistance: Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at the toll-free number that will be provided to you via email following registration.

Voting shares prior to and at the virtual Annual Meeting: Stockholders may vote their shares at www.proxypush.com/PLTK prior to the start of the virtual Annual Meeting. If your shares of common stock are held by a bank, broker or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Availability of live webcast to our employees and other constituents: The live audio webcast will be available to not only our stockholders, but also our employees and other constituents.

Proposal Guide

PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS The Board believes that the six director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	4	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee of the Board has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent registered public accounting firm for the year ending December 31, 2025 and requests stockholders to ratify the appointment.	5	For
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS The Board recommends that stockholders vote to approve the compensation of our named executive officers described in this proxy statement.	6	For

Proposals

Proposal 1 - Election of Directors

The Board currently consists of six directors who we believe contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the following current six directors, for re-election at the Annual Meeting, each to serve for a one‑year term expiring at our annual meeting of stockholders in 2026 and until their respective successors have been duly elected and qualify:

Name	Age	Position
Robert Antokol	57	Chief Executive Officer and Chairperson of the Board
Marc Beilinson	66	Director
Hong Du	53	Director
Dana Gross	57	Director
Tian Lin	45	Director
Bing Yuan	56	Director

Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Each nominated director was elected by our stockholders to his or her present term of office. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by the Board, unless the Board reduces the number of directors accordingly. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2025. Representatives of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm, the Board and the Audit Committee believe such ratification to be advisable and in the best interests of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2025. If the stockholders do not ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, is ratified, the Audit Committee will continue to conduct an ongoing review of its scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KOST FORER GABBAY & KASIERER, A MEMBER OF ERNST & YOUNG GLOBAL, FOR THE YEAR ENDING DECEMBER 31, 2025.

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers (“Say-on-Pay” Proposal)

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow (the “Say-on-Pay Proposal”). Our Board has decided that we will hold an annual advisory vote to approve the Say-on-Pay Proposal, in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2021 were voted in favor of holding an annual advisory vote. Following the Say-on-Pay Proposal to be conducted at this Annual Meeting, we expect our next Say-on-Pay Proposal will be conducted at our annual meeting in 2026.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

Because this vote is advisory, it is not binding on us or the Board. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee of the Board (the “Compensation Committee”) will consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, AS MORE FULLY DISCLOSED IN THIS PROXY STATEMENT.

Board of Directors and Corporate Governance

Director Nominees

The Board has nominated the following six current directors, identified below, for re-election at the Annual Meeting, each to serve for a one‑year term expiring at our annual meeting of stockholders in 2026, and until their respective successors are duly elected and qualify. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led the Board to the conclusion that he or she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Playtika and the Board. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees. We continue to review the composition of the Board in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas.

Robert Antokol co-founded the Playtika business in 2010, with our subsidiary, Playtika Ltd., and has served as its Chief Executive Officer since its founding. Mr. Antokol also served as our Chief Executive Officer since October 2019 and as Chairperson of the Board since June 2020. In these roles, Mr. Antokol has overseen the expansion of our games portfolio and an employee base that grew from less than 50 to more than 3,000 employees. In 2011, only 13 months after founding Playtika, he successfully oversaw the sale of Playtika to Caesars Interactive Entertainment, Inc. (“CIE”), and in 2016, Mr. Antokol oversaw the sale of Playtika from CIE to a consortium of investors led by Giant Network Group Co., Ltd. Mr. Antokol received his Practical Engineering degree, with an emphasis on Electricity, from Ort Braude College.

We believe Mr. Antokol’s operational expertise, leadership, historical knowledge and the continuity that he brings to the Board as our founder, Chief Executive Officer and Chairperson of the Board qualify him to continue to serve on the Board.

Marc Beilinson has served as a member of the Board since June 2020, serves as chairperson of our Audit Committee and also serves on the Nominating and Corporate Governance Committee. Mr. Beilinson currently serves on the boards of several public companies, including Apollo Global Management, Inc., where he also serves as the chair of its compensation committee and as a member of the audit committee, and Athene Holding Ltd., a retirement services company, where he also serves as the lead independent director and served as the chair of its compensation committee. In addition, Mr. Beilinson currently serves on the board of directors of MMR Advisory Holdings, LLC. Since August 2011, Mr. Beilinson has been the Managing Partner of Beilinson Advisory Group, a financial restructuring and hospitality advisory group that specializes in assisting distressed companies. Most recently, Mr. Beilinson served as Chief Restructuring Officer of Newbury Common Associates LLC (and certain affiliates) from December 2016 to June 2017. Mr. Beilinson previously served as Chief Restructuring Officer of Fisker Automotive from November 2013 to August 2014 and as Chief Restructuring Officer and Chief Executive Officer of Eagle Hospitality Properties Trust, Inc. from August 2011 to December 2014 and Innkeepers USA Trust from November 2008 to March 2012. Mr. Beilinson has previously served on the boards of directors and/or audit committees of a number of other public and privately held companies, including, but not limited to, Westinghouse Electric, Caesars Acquisition Company, Wyndham International, Inc., Apollo Commercial Real Estate Finance, Inc., Innkeepers USA Trust, Gastar Exploration Inc., Acosta, Inc., American Tire, Haggen Stores, Rentpath Holdings, Inc., KB US, Inc., 24 Holdings II, LLC and Monitronics. Mr. Beilinson has a Bachelor of Arts in political science from the University of California, Los Angeles and a Juris Doctor from the University of California Davis Law School.

We believe Mr. Beilinson’s over thirty years of service on the boards of both public and private companies, and his extensive knowledge of legal and compliance issues, including the Sarbanes-Oxley Act of 2002, qualify him to continue to serve on the Board.

Hong Du has served as a member of the Board since January 2022 and also serves on the Compensation Committee. Since February 2013, Ms. Du has served as SINA’s Co-President and Chief Operating Officer. Ms. Du joined SINA in November 1999 and worked in Business Development until April 2004. From May 2004 to January 2005, Ms. Du served as Deputy General Manager of 1Pai.com, a joint venture between SINA and Yahoo! Ms. Du rejoined SINA in January 2005 and served as the General Manager of Sales Strategy from January 2005 to March 2005, General Manager of Sales from April 2005 to August 2005, Vice President of Sales from September 2005 to February 2007, Senior Vice President of Sales and Marketing from February 2007 to February 2008, and Chief Operating officer from February 2008 to February 2013. Hong Du has served as a director of Weibo Corporation, a publicly-traded company, since January 2014. Ms. Du holds a B.S. in Applied Chemistry from Harbin Institute of Technology and an M.S. in Business Administration from Lincoln University.

We believe Ms. Du’s extensive experience in the technology industry as well has her service to the board of another major public company in the technology space qualifies her to continue to serve on the Board.

Dana Gross has served as a member of the Board since January 2022 and also serves on the Audit Committee. Since 2022, Ms. Gross has served as Head of Strategic Initiatives at Fiverr International Ltd. From 2016 to 2021, Ms. Gross served as Chief Operating Officer of Prospera Technologies, an Israeli AI company, which was acquired by Valmont Industries. Prior to joining Prospera Technologies, Ms. Gross was Chief Financial Officer of eToro, a fintech company, from 2014 to 2016, and before that has held senior management roles with bTendo Ltd., SanDisk and M-Systems. Ms. Gross currently serves on the board and committees of Tower Semiconductors Ltd., and SolarEdge. In addition, Ms. Gross previously served on the boards of B. Gaon Holdings, M-Systems, AudioCodes, and PowerDsine and was a venture partner at one of Israel’s leading venture capital funds, Viola Ventures. Ms. Gross graduated Cum Laude from Tel Aviv University with a BSc in Industrial Engineering and received her MBA from San Jose State University.

We believe Ms. Gross’ extensive experience in technology industries and venture capital, including her operational and financial experience, as well as her extensive experience of service to the boards of both public and private companies, qualify her to continue to serve on the Board.

Tian Lin has served as a member of the Board since September 2016. Mr. Lin also serves on the boards of EOITEK, ltd and Mydreams Plus Group Ltd. Mr. Lin served as our Chief Executive Officer, President and Chief Financial Officer from September 2016 to October 2019 and as our Secretary from September 2016 to October 2020, although Mr. Lin has never had an operational role within the Company. Mr. Lin has also previously served on the boards of certain of our subsidiaries, including service on the board of Playtika Ltd. from 2016 to 2021. Since January 2025, Mr. Lin has also served as a partner of M31 Capital, an investment platform based in China. Mr. Lin joined M31 Capital in January 2018 and served as a managing director until January 2025. Mr. Lin has extensive experience in the technology and online gaming industries, having served as the head of investment at Giant Network Group Co., Ltd. from January 2016 until January 2021 and leading Giant’s acquisition of Playtika in 2016. Mr. Lin received his bachelor of science degree in computer science from Carnegie Mellon and his M.B.A. from Peking University.

We believe Mr. Lin’s extensive experience in the gaming and technology industries, as well as the continuity that he brings to the Board through his prior roles at Playtika and his service on the board of directors of our subsidiaries, qualify him to continue to serve on the Board.

Bing Yuan has served as a member of the Board since June 2020, serving as lead independent director since November 2022, serves as chair of the Nominating and Corporate Governance Committee, and also serves on the Audit Committee and Compensation Committee. Mr. Yuan also currently serves as a director for Haichang Ocean Park Holdings Ltd, Four Seasons Education and 17 Education & Technology Group Inc. From April 2020 to December 2021, Mr. Yuan also served on the board of directors for I-Mab, a clinical stage biopharmaceutical company, where he served as a member of the audit committee. Additionally, Mr. Yuan is co-founder and managing partner of Rockets Capital since January 2022. Previously, Mr. Yuan was a managing director of Hony Capital since 2009. Prior to joining Hony Capital, Mr. Yuan served as a managing director of the investment banking division of Morgan Stanley Asia Limited from 2004 to 2008 and the direct investment department of Morgan Stanley Asia Limited from 2008 to 2009. Mr. Yuan has previously served as a director at other private and public companies, including PizzaExpress from August 2014 to October 2020, Biosensors International Group, Ltd. from May 2016 to July 2017 and Hydoo International Holding Ltd. from July 2011 to September 2019. Mr. Yuan received his bachelor’s degree in English from Nanjing University and received his master’s degree in international relations and his Juris Doctor from Yale University.

We believe Mr. Yuan’s extensive experience in corporate finance, investment banking and service on various companies’ boards of directors qualifies him to continue to serve on the Board.

Corporate Governance

Board Composition

We believe the Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service and have highlighted particularly noteworthy attributes for each Board member in the individual biographies above.

The Board is currently composed of six members with no vacancies.

Our amended and restated certificate of incorporation (our “Certificate of Incorporation”) provides that the authorized number of directors may be changed only by resolution of the Board. Until the date on which Playtika Holding UK II Limited and its affiliates cease to beneficially own, in the aggregate, more than 50% in voting power of our stock entitled to vote generally in the election of directors (a “Triggering Event”), the Board shall be elected annually to serve from the time of election and qualification until the next annual meeting following their election or until their earlier death, resignation and removal. In addition, until a Triggering Event, our stockholders will have the right to remove any of our directors with or without cause by a majority vote of the stockholders. Following a Triggering Event, the Board will be divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring, to serve from the time of election and qualification until the third annual meeting following their election or until their earlier death, resignation or removal. In addition, following a Triggering Event, our stockholders will have the right to remove any of our directors only for cause by a majority vote of the stockholders.

Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Following a Triggering Event, any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Playtika Holding UK II Limited beneficially owns shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Stock Market (“Nasdaq”). Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of the Board consist of independent directors, (2) that the Board have a compensation committee that is comprised entirely of independent directors and (3) that the Board have a nominating and governance committee that is comprised entirely of independent directors. We do not plan to utilize the exemptions available for controlled companies at this time.

Board Leadership Structure

The Board does not have a policy with respect to whether the role of the Chairperson and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairperson should be selected from the non-employee directors or be an employee. Mr. Antokol, our Chief Executive Officer, currently serves as Chairperson of the Board. The Board has determined that, like many U.S. companies, this is the appropriate leadership structure for the Company at this time because Mr. Antokol is uniquely positioned to serve as our Chairperson as our Chief Executive Officer with significant industry experience and depth of knowledge about our operations. The Board acknowledges that no single leadership model is right for all companies at all times. As such, the Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Director Independence

The Board determined that each of Mr. Beilinson, Ms. Du, Ms. Gross and Mr. Yuan is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any transactions involving them described in the section titled “Related Party Transactions.”

Board Meetings and Attendance

The Board met seven times during 2024. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were members of the Board, and (ii) the total number of meetings of the committees of the Board on which such directors served during the period he or she served. We encourage our directors to attend annual meetings of stockholders but do not have a formal requirement that they do so. Our directors did not attend the 2024 virtual annual meeting of the stockholders.

Role of the Board in Risk Oversight

The Board has an active role, as a whole, and also at the committee level, in overseeing the management of our risks. The Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, cybersecurity risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters, financial and cybersecurity reporting. The Audit Committee is also responsible for overseeing the management of risks associated with the independence of the Board and potential conflicts of interest. The Nominating and Corporate Governance Committee is responsible for overseeing our corporate responsibility programs and monitoring the effectiveness of our corporate governance guidelines and principles. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code of business conduct and ethics is available in the investors section of our corporate website at www.playtika.com.

Corporate Governance Guidelines

We adopted corporate governance guidelines that promote the functioning of the Board and its committees and set forth expectations as to how the Board should operate. The guidelines include information about the composition of the Board, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, expectations of directors, and information regarding the performance evaluation of the Board. A current copy of our corporate governance guidelines is available in the investors section of our corporate website at www.playtika.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Anti-Hedging, Anti-Pledging, and Insider Trading Policies

To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited.

We have established policies that prohibit all directors, officers and employees of the Company and its controlled affiliates in possession of material non-public information about the Company or companies with whom the Company does business to abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under a written charter that was approved by the Board. A copy of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available in the investors section of our corporate website at www.playtika.com.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems. Our Audit Committee is responsible for, among other things:

•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Mr. Beilinson, Ms. Gross and Mr. Yuan, with Mr. Beilinson serving as chair. The Board has affirmatively determined that Mr. Beilinson, Ms. Gross and Mr. Yuan each meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

In addition, the Board has determined that each member of our Audit Committee is financially literate, and that each of Mr. Beilinson, Ms. Gross and Mr. Yuan is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act.

Our Audit Committee met four times during the fiscal year ended December 31, 2024.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and benefits programs. Our Compensation Committee is responsible for, among other things:

•reviewing and setting or making recommendations to the Board regarding the compensation of our Chief Executive Officer and other executive officers;
•reviewing and approving or making recommendations to the Board regarding our incentive compensation and equity-based plans and arrangements;
•appointing and overseeing any compensation consultants; and
•administering our clawback policy.

Our Compensation Committee consists of Ms. Du and Mr. Yuan. The Board has affirmatively determined that each of Ms. Du and Mr. Yuan meets the requirements for independence under the current Nasdaq listing standards and that each is a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Our Compensation Committee met five times during the fiscal year ended December 31, 2024.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists the Board in reviewing and recommending nominees for election as directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
•recommending to the Board the nominees for election to the Board at annual meetings of our stockholders;
•evaluating the overall effectiveness of the Board; and
•developing and recommending to the Board a set of corporate governance guidelines and principles.

Our Nominating and Corporate Governance Committee consists of Mr. Beilinson and Mr. Yuan, with Mr. Yuan serving as chair. The Board has affirmatively determined that each of Mr. Beilinson and Mr. Yuan meet the requirements for independence under the current Nasdaq listing standards, and the composition of our Nominating and Corporate Governance Committee meets the applicable requirements under Nasdaq listing standards.

Our Nominating and Corporate Governance Committee met twice during the fiscal year ended December 31, 2024.

While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the committee strives to compose the Board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for the Board, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third-party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

If the Board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Communications with the Board

Stockholders and other interested parties may communicate with the Chairperson of the Board or with the non-employee directors, as a group, by sending such written communication to our Corporate Secretary at c/o Playtika Ltd., HaChoshlim St 8, Herzliya Pituach, Israel, Attn: Corporate Secretary.

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Chairperson or the relevant directors. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Director Compensation

The following table sets forth information for the year ended December 31, 2024, regarding the compensation awarded to, earned by or paid to our non-employee directors who served on the Board during 2024. Mr. Antokol, the Chairperson of the Board, who also served as our Chief Executive Officer during the year ended December 31, 2024, and continues to serve in that capacity, does not receive any additional compensation for his board service and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Antokol is reported below in the “2024 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Marc Beilinson	350,000	230,694	—	580,694
Hong Du	300,000	230,694	—	530,694
Dana Gross	75,000	230,694	—	305,694
Tian Lin	—	—	—	—
Bing Yuan	395,000	230,694	—	625,694
__________

(1)    Amounts reflect the following fees paid to Messrs. Beilinson, and Yuan, Mses. Gross and Du: (i) Mr. Beilinson received an annual cash retainer of $50,000 for his service on the board and an additional retainer of $50,000 (annually), $10,000 (annually) and $20,000 (per month) for his service as chair and member of the Audit Committee, a member of the Nominating and Corporate Governance Committee and a member of the Special Committee, respectively, (ii) Ms. Du received an annual cash retainer of $50,000 for her service on the board and an additional retainer of $10,000 (annually) and $20,000 (per month) for her service as a member of the Compensation Committee and a member of the Special Committee, respectively, (iii) Ms. Gross received an annual cash retainer of $50,000 for her service on the board and an additional retainer of $25,000 (annually) for her service as a member of the Audit Committee and (iv) Mr. Yuan received an annual cash retainer of $50,000 for his service on the board and an additional retainer of $25,000 (annually), $10,000 (annually), $10,000 (annually) and $25,000 (per month) for his service as a member of the Audit Committee, a member of the Nominating and Corporate Governance Committee, a member of the Compensation Committee and the chair and member of the Special Committee, respectively. Mr. Lin did not receive any compensation for his service on the Board in 2024.

(2)    Amounts reflect the full grant-date fair value of the 31,776 fully vested RSUs granted to Messrs. Beilinson and Yuan and Mses. Gross and Du during 2024 calculated in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”), rather than the amounts paid to or realized by the non-employee director. We provide information regarding the assumptions used to calculate the value of all RSUs made to the non-employee directors in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2024, filed with the SEC on February 27, 2025. No non-employee members of the Board held outstanding unvested awards as of December 31, 2024.

Information about our Executive Officers

The following table sets forth certain information about the executive officers as of April 17, 2025.

Name	Age	Position(s)
Executive Officers
Robert Antokol	57	Chief Executive Officer and Chairperson of the Board
Craig Abrahams	48	President and Chief Financial Officer
Michael Cohen	54	Chief Legal Officer and Corporate Secretary
Nir Korczak	45	Chief Marketing Officer and Executive General Manager
Ariel Sandler	46	Chief Operations Officer
Uri Rubin	47	Chief Technology Officer
Gili Brudno	51	Chief Human Resources Officer

Robert Antokol co-founded the Playtika business in 2010, with our subsidiary, Playtika Ltd., and has served as its Chief Executive Officer since its founding. Mr. Antokol has also served as our Chief Executive Officer since October 2019 and as Chairperson of the Board since June 2020. For Mr. Antokol’s biographical information, see “Board of Directors and Corporate Governance—Director Nominees” above.

Craig Abrahams has served as our President and Chief Financial Officer since October 2019, overseeing strategy and corporate development, corporate finance, investor relations, accounting and treasury functions. Prior to that, he also served as our President of Global Development from October 2016 to September 2019. From January 2011 to September 2016, Mr. Abrahams served as Co-founder, President and Chief Financial Officer of Caesars Interactive Entertainment (“CIE”), where he helped lead CIE’s purchase of Playtika in 2011. While serving in these capacities at CIE, Mr. Abrahams oversaw key acquisitions, including the purchase of Buffalo Studios (makers of Bingo Blitz, in 2012), EA Mobile Montreal (makers of World Series of Poker, in 2013) and Pacific Interactive (makers of House of Fun, in 2014). Previously, Mr. Abrahams served as Chief Financial Officer of Caesars Acquisition Company, or CAC, from October 2013 to October 2017. His previous experience includes strategic planning and investment banking roles at The Walt Disney Company and Bear, Stearns & Co. Inc., respectively. Mr. Abrahams holds a bachelor’s degree in finance from Indiana University with High Distinction and an M.B.A. from Harvard Business School with Distinction.

Michael Cohen has served as our Chief Legal Officer since December 2021 and as our Corporate Secretary since October 2020. Prior to these roles, Mr. Cohen served as our Executive Vice President and General Counsel from October 2016 to December 2021, and as Senior Vice President, Corporate Development, General Counsel and Corporate Secretary of Caesars Acquisition Company from April 2014 to October 2017. Mr. Cohen holds a bachelor of business administration degree from the University of Wisconsin-Madison and a Juris Doctor from Northwestern University School of Law.

Nir Korczak has served as our Chief Marketing Officer since March 2017, overseeing the establishment of our centralized marketing function. He is responsible for developing and executing our comprehensive marketing plan, including strategy, recruitment and processes to facilitate our growth and increase our revenues. In addition, since May 2024, Mr. Korczak has served as an Executive General Manager with responsibility over Solitaire Grand Harvest and World Series of Poker. Previously, Mr. Korczak served as Chief Executive Officer of Aditor LTD, a mobile advertising company that we acquired in March 2017, from 2015 to March 2017, where he managed and oversaw the development of Aditor’s innovative advertising solutions and technologies. Prior to serving as Chief Executive Officer of Aditor, Mr. Korczak has also served as Head of Exports Sectors at Google Israel from 2006 to 2015. Mr. Korczak holds a bachelor of science degree in industrial engineering management and information systems from Ben Gurion University and an M.B.A. from Tel Aviv University.

Ariel Sandler has served as our Chief Operations Officer since May 2024. Prior to that, Mr. Sandler served as our Executive Vice President, Business Operations, from January 2022 to May 2024. Mr. Sandler is responsible for the global operations of the Company, procurement, welfare, real estate, payroll, security and safety. With 20 years of experience in operations and finance, Mr. Sandler’s background also includes roles at companies such Logia Group Ltd. and Grant Thornton. Mr. Sandler is a certified public accountant with registration in Israel and holds a B.A in Economics and Accounting from Ben-Gurion University and M.B.A from Tel Aviv University.

Uri Rubin has served as our Chief Technology Officer since May 2024. Prior to that, Mr. Rubin served as Senior Vice President, Research and Development from January 2021 to May 2024. Mr. Rubin is responsible for overseeing our technology roadmap. Previously, Mr. Rubin served as our Vice President of Engineering from 2017 to 2021. With nearly 20 years of experience in research and development and engineering, Mr. Rubin’s background also includes roles at companies such as HP and Panorama Software. Mr. Rubin holds a B.Sc in Software Engineering from Ben Gurion University.

Gili Brudno has served as our Chief Human Resources Officer since March 2023. Ms. Brudno oversees our global human resources strategy. She is responsible for shaping our culture and developing best practices and processes designed to maintain the Company as an attractive employer that inspires the world’s most passionate talent. Previously, Ms. Brudno served as BioCatch’s Chief People Officer, from 2021 to 2023, as SAP’s VP HR for the Global Services Sales Business, from 2015 to 2020, and at TEVA Pharmaceutical Industries in various senior positions, from 2005 to 2015. Ms. Brudno holds a Master of Business Administration from the Paris School of Business and a Bachelor of Arts in behavioral sciences from the College of Management Academic Studies in Israel.

Executive Compensation

Compensation Discussion and Analysis

The following sections of this compensation discussion and analysis provide information about the material components of our executive compensation program for 2024 for our “named executive officers.” For 2024, our named executive officers are:

•    Robert Antokol, Chairperson of the Board and Chief Executive Officer;

•    Craig Abrahams, President and Chief Financial Officer;

•Michael Cohen, Chief Legal Officer and Corporate Secretary;

•Nir Korczak, Chief Marketing Officer and Executive General Manager; and

•Ariel Sandler, Chief Operations Officer

2024 Executive Compensation Program and 2024 Say on Pay Vote

The Compensation Committee believes that the Company’s 2024 executive compensation program effectively balanced shareholder alignment, performance-based pay, retention and the fulfillment of the Company’s obligations under existing employment and other agreements.

Our executive compensation program received the support of approximately 85% of the total votes cast at our 2024 Annual Meeting. These results show continued support of our program, which we view as confirmation of the efforts we have made in the past to develop and enhance our compensation program in a manner that is responsive to stakeholder feedback and further aligns executive compensation with long-term shareholder value creation, while also complying with existing employment and other agreements. Following our 2021 annual meeting, we engaged in outreach efforts with key stakeholders to solicit feedback on compensation and governance matters. In response to feedback on our incentive measures and long-term pay mix, and considering market best compensation practices, since 2022 we have implemented changes to our executive compensation program carefully developed to incorporate the feedback that we gathered and analyzed from a spectrum of stakeholders, including our key stockholders, proxy advisory firms, the Compensation Committee’s independent compensation consultant, management and our full Board. The result of this extensive outreach, combined with the need to re-evaluate our incentive compensation program as a result of the expiration of the legacy Retention Plan, as defined and further described below, was the development, adoption and implementation of an executive compensation program that is more in line with market best practices and stockholder expectations.

As part of our ongoing process of evaluating executive compensation, the Compensation Committee again retained Pearl Meyer & Partners LLC (“Pearl Meyer”), as its independent compensation consultant for 2024, to gain further insight on current pay practices to ensure that our approach going forward effectively balances competitive market practices, stockholder expectations, best-practice governance standards and our business strategy.

Our executive compensation program in 2024 remained largely consistent with the program in effect during 2023.

The Playtika Holding Corp. 2021-2024 Retention Plan (the “Retention Plan”), which has accounted for a large portion of our named executive officers’ total compensation, and which made up the largest component of long-term incentive compensation for our named executive officers for 2024, expired on December 31, 2024. Our compensation program for our named executive officers has historically been designed to account for the substantial cash compensation potential and retention value provided by the Retention Plan. In anticipation of the expiration of the Retention Plan, the Compensation Committee worked with Pearl Meyer and the management team throughout 2024 to benchmark and redesign the compensation program. The Compensation Committee focused on creating a competitive compensation program that rebalanced the cash, equity, annual and long-term incentive components in a manner that is consistent with current market practices and aligns the management team’s interests with the Company’s stockholders.

2024 Executive Compensation Program Highlights

The following is an overview of certain key features of our 2024 compensation program. These features demonstrate that we are committed to putting forth an executive compensation program that aligns the interests of our executives with our long-term stockholders, is dutifully governed, and is well-positioned to continue to attract, engage, and retain the high-caliber leadership talent needed to lead Playtika well into the future.

Base Salaries Unchanged for 2024
•The base salaries for our named executive officers in 2024 remained the same from 2023 (subject to changes in the exchange rate for officers who were paid in the local currency and to changes mandated by Israeli law for Mr. Antokol, who had previously agreed to a temporary reduction of his salary to the minimum salary required for his position under Israeli law).

•In light of the expiration of the Retention Plan at the end of 2024 and the resulting elimination of a substantial portion of the cash compensation of our named executive officers, effective January 1, 2025, the base salaries of our named executive officers were adjusted to market levels as further described below.

Annual Bonus Plan Provides Formulaic Bonus Payouts Tied to Financial Performance
•Target bonus payout opportunities for 2024 remained unchanged from 2023 and aligned with market practices.

◦Below threshold: no bonus payout
◦Threshold payout: 50% of target
◦Target payout: 100%
◦Maximum payout: 200% of target

•For 2024, annual bonus payouts were based on the achievement of pre-determined threshold, target and maximum Retention Plan Adjusted EBITDA goals (as described below under “Annual Bonus Plan”).

•In light of the expiration of the Retention Plan at the end of 2024 and the resulting elimination of a substantial portion of the cash compensation of our named executive officers, target bonus opportunities were adjusted to market levels at the end of 2024 for purposes of 2025 annual bonus opportunities.

•Our Chief Executive Officer participates in the same annual bonus plan as other executive officers.

Long-Term Equity Incentives (Incentives Tied to 2024 Objectives Forfeited)

•In February 2022, certain of our named executive officers were granted equity awards in the form of performance stock units (“2022 PSUs”).

◦The 2022 PSUs are eligible to vest 25% per year based on the achievement of pre-established annual revenue growth targets.

◦For 2024, based on our revenue growth performance, the 2022 PSUs eligible to vest based on 2024 performance were forfeited (other than the 25 PSUs that vested for our executives in Israel, as required by Israeli law).

•In light of the expiration of the Retention Plan, new equity awards were granted to executive officers in December 2024, with such equity awards granted 66% in the form of performance stock units (“2024 PSUs”) and 33% in the form of time-based restricted stock units (“RSUs”) (“2024 RSUs”).

◦The 2024 PSUs are eligible to vest 33.3% per year based on the achievement of pre-established annual revenue growth rate targets, Adjusted EBITDA targets, and annual total shareholder return (TSR) targets. For purposes of the 2024 PSUs tied to Adjusted EBITDA, Adjusted EBITDA is defined as described below under “Annual Bonus Plan”.

◦The 2024 RSUs vest in substantially equal quarterly installments over the three-year period commencing on or about the grant date, subject to executive’s continued service on the applicable vesting date.

Maintain Executive Officer Stock Ownership Guidelines
•During 2024, we continued to maintain robust stock ownership guidelines that apply to our named executive officers:

◦CEO: 6x base salary
◦Other executive officers: 3x base salary

Each officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, common stock beneficially owned by the officer and RSUs count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. In addition, unearned performance-based awards are not counted as ownership for purposes of measuring compliance with the guidelines.

Executive Compensation Philosophy and Objectives

We believe that for us to be successful, we must hire and retain people who can continue to develop our strategy and innovate our products and services. To achieve these objectives, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management and seeks to align compensation with our short- and long-term business objectives, business strategy and financial performance.

Our compensation programs for our named executive officers are built to support the following objectives:

•attract top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•ensure each one of our named executive officers receives a total compensation package that encourages the executive’s long-term retention;

•reward high levels of performance with commensurate levels of compensation; and

•align the interests of our executives with those of our stockholders by emphasizing long-term incentives.

Determination of Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, annual and long-term incentives and any executive perquisites for our named executive officers. The Compensation Committee considers such factors as it determines are appropriate in setting executive compensation, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations.

Role of Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee has retained Pearl Meyer as its independent compensation consultant since 2021, and continued to retain Pearl Meyer throughout 2024. Pearl Meyer reports directly to the Compensation Committee. Pearl Meyer also communicates with management to gather information and review management proposals as needed. Pearl Meyer’s responsibilities include:

•Reviewing and advising on executive compensation program design and policies, including the performance measures to be used under the executive compensation program and goal setting

•Advising on executive compensation philosophy

•Providing analysis and recommendations regarding the composition and selection of our peer group companies

•Conducting executive compensation proxy and survey pay benchmarking

•Assessing peer group annual and long-term incentive plan design practices

•Assessing peer group equity dilution and burn rate practices

•Updating the Compensation Committee with executive compensation and governance trends, best practices, and proxy advisory policy updates

•Advising on other related programs such as stock ownership guidelines, severance, change-in-control severance, clawback policies, etc.

Other than advising the Compensation Committee as described above, Pearl Meyer did not provide any services to the Company in 2024. The Compensation Committee has sole authority to hire, fire and set the terms of engagement with Pearl Meyer. The Compensation Committee assessed the independence of Pearl Meyer, and each other adviser and outside legal counsel that provide advice to the Compensation Committee, pursuant to applicable rules and regulations of the SEC and the Nasdaq Stock Market and concluded that Pearl Meyer and such other advisers are independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining Pearl Meyer. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Role of Management. In setting compensation for 2024, our Chief Executive Officer worked closely with the Compensation Committee in managing our executive compensation program. Our Chief Executive Officer made recommendations to the Board regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Competitive Positioning. The Compensation Committee reviews our peer group periodically to reflect changes in market capitalization and other factors, including acquisitions. In early 2022, Pearl Meyer assisted the Compensation Committee in identifying an appropriate peer group of companies for use as a reference when determining director and executive compensation. The peer group identified below was originally selected in January 2022 based on factors such as market capitalization, sector, revenue growth, revenues and geographic location and not on the basis of executive compensation levels.

For 2024, this peer group remained largely unchanged from the peer group previously in effect, except for the removal of Activision Blizzard Inc. which was acquired by Microsoft in October 2023, and consisted of the following companies:

AMC Networks Inc.	Match Group, Inc.
AppLovin Corporation	Pinterest, Inc.
CyberArk Software Ltd.	Roku, Inc.
DraftKings Inc.	Take-Two Interactive Software, Inc.
Electronic Arts Inc.	Xperi Holding
IAC/InterActiveCorp	Ziff Davis, Inc.
Light & Wonder, Inc.

Our Compensation Committee periodically reviews the foregoing comparable company data in connection with its ongoing analysis of the compensation program for our named executive officers. The Compensation Committee does not rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the Compensation Committee members rely on their judgment and experience in setting those compensation levels and making those awards. As a result, variations on this pay positioning occur from year to year. For 2024, the Compensation Committee elected to leave compensation structure and target compensation levels largely the same as 2023. With respect to the compensation decisions taken in December 2024 regarding 2025 compensation for the named executive officers, the Compensation Committee intended to set target total cash compensation generally around the 75th percentile of the peer group and total direct compensation which also includes annualized long-term incentive equity grants generally between the 50th and 75th percentiles of the peer group.

We expect that the Compensation Committee will continue to review comparable company data from time to time in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

Elements of Our Executive Compensation Program

The primary elements of our named executive officers’ compensation and the main objectives of each are:

•Base Salary: Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;

•Annual Bonus Plan: Annual performance bonuses help to incentivize executives to work towards key corporate performance objectives on an annual basis;

•Equity-Based Long-Term Incentive Compensation: Equity compensation, provided in the form of stock options, RSUs and PSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial performance and helps retain executive talent;

•Retention Plan Awards: Our named executive officers have been eligible to participate in the Retention Plan. However, as discussed above, the Retention Plan expired at the end of 2024 and will not be a part of the named executive officers’ compensation in 2025 or going forward.

◦Appreciation Unit Awards. Annual performance-based payments promote the achievement of key financial performance objectives and reward executives for their contributions toward achieving those objectives;

◦Retention Awards: Retention awards provide for annual payments and help retain executive talent; and

•Other Benefits and Perquisites: Our named executive officers are eligible to participate in our health and welfare programs and our retirement programs. Our Israel-based named executive officers also receive other customary or mandatory social benefits in Israel on the same basis as our other full-time Israel-based employees. We also provide certain additional benefits to our named executive officers, which aid in attracting and retaining executive talent.

Each of these elements of compensation is described further below.

Base Salaries

Base salary is a stable fixed component of our compensation program. Our executive compensation program emphasizes performance-based and retention-based compensation over fixed compensation, and our executive base salaries have been historically set at levels that are relatively low compared to comparable companies given the cash compensation potential provided by the Retention Plan. Our named executive officers received the following base salaries set forth in the table below during 2024. The base salaries for our named executive officers in 2024 remained the same from 2023 (subject to changes in the exchange rate for officers who were paid in the local currency and to changes mandated by Israeli law for Mr. Antokol, who had previously agreed in 2023 to a voluntary temporary reduction of his salary to the minimum salary required for his position under Israeli law). Mr. Antokol’s base salary increased by NIS 308.27 per month in April 2024.

	Base Salary
Name	2023	2024
Robert Antokol	$17,146	$19,547
Craig Abrahams	$350,000	$350,000
Michael Cohen	$385,000	$385,000
Nir Korczak	n/a	$244,062
Ariel Sandler	n/a	$276,604

The foregoing base salary amounts for Messrs. Antokol, Korczak and Sandler were paid in NIS and have been converted into U.S. Dollars for this table. For purposes of this table, we have used the exchange rate of NIS 3.69: USD $1.00, which is the average exchange rate in effect on the salary payment dates in 2024.

The actual base salaries paid to our named executive officers for the fiscal year ended December 31, 2024 are reflected in the “2024 Summary Compensation Table” below.

In light of the expiration of the Retention Plan at the end of 2024 and the resulting elimination of a substantial portion of the cash compensation of our named executive officers, the Compensation Committee re-evaluated the base salaries of our named executive officers (together with the other components of their compensation). The Compensation Committee noted that our named executive officers’ base salaries were well below the median of our peer group, with our chief executive officer having agreed to a significant voluntary reduction of his salary for the past two years, and determined, after consultation with Pearl Meyer, to adjust the base salaries of our named executive officers for 2025 as follows:

	Base Salary
Name	2024	2025
Robert Antokol	$19,547	$1,980,000
Craig Abrahams	$350,000	$1,150,000
Michael Cohen	$385,000	$875,000
Nir Korczak	$244,062	$500,000
Ariel Sandler	$276,604	$450,000

Annual Bonus Plan

We adopted a bonus plan for 2024 pursuant to which annual bonuses will be paid to our named executive officers, based on a pool that is established by the Board upon consideration of “Retention Plan Adjusted EBITDA” for 2024 and the named executive officers’ target annual bonuses. The annual bonus pool is determined by the Compensation Committee based on our results for the applicable year.

“Retention Plan Adjusted EBITDA,” as used herein, is a non-GAAP financial measure which means the Adjusted EBITDA of our company and its subsidiaries for the applicable calendar year, increased by the payments in respect of awards under the Playtika Holding Corp. Retention Plan for the applicable year, the amount of retention awards to key individuals associated with acquired companies and certain other adjustments. Adjusted EBITDA, from which Retention Plan Adjusted EBITDA is determined, is also a non-GAAP financial measure which is defined and calculated in a manner consistent with the Company’s credit agreement. Based on the Company’s current credit agreements, Adjusted EBITDA is defined as net income before (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization expense, (5) stock-based compensation, (6) impairment charges, (7) contingent consideration, (8) acquisition and related expenses, and (9) certain other items. Adjusted EBITDA is also referred to as “Credit Adjusted EBITDA” in our Annual Report on Form 10-K for the year ending December 31, 2024, filed with the SEC on February 27, 2025. For a reconciliation of Retention Plan Adjusted EBITDA and Adjusted EBITDA to net income, please see Appendix A.

The Committee established threshold, target and maximum achievement levels relative to Retention Plan Adjusted EBITDA for 2024, which would result in a corresponding annual bonus payout to the named executive officers. Our “target” 2024 Retention Plan Adjusted EBITDA was set at $875,000,000. Our “threshold” 2024 Retention Plan Adjusted EBITDA was set at 90% of “target” and our “maximum” 2024 Retention Plan Adjusted EBITDA objective was set at 110% of target. Straight-line interpolation is used to calculate payouts associated with actual results falling between goals.

For 2024, our named executive officers’ threshold, target and maximum annual bonus opportunities corresponding to the foregoing Retention Plan Adjusted EBITDA threshold, target and maximum objectives are reflected in the table below. These bonus opportunities remained unchanged from the target bonus opportunities in effect during 2023:

Name	Threshold Bonus ($)	Target Bonus ($)	Maximum Bonus ($)
Robert Antokol	1,750,000	3,500,000	7,000,000
Craig Abrahams	1,000,000	2,000,000	4,000,000
Michael Cohen	550,000	1,100,000	2,200,000
Nir Korczak	245,000	490,000	980,000
Ariel Sandler	270,500	541,000	1,082,000

Our 2024 Retention Plan Adjusted EBITDA was $850.6 million, or 97.2% of our “target” Retention Plan Adjusted EBITDA. Based on our 2024 Retention Plan Adjusted EBITDA, each named executive officer received a 2024 annual bonus payout equal to approximately 86% of his target bonus, which was calculated based on straight-line interpolation between the “target” and “maximum” 2024 Retention Plan Adjusted EBITDA objectives. Accordingly, in February 2025, our Compensation Committee approved the following 2024 bonuses to our named executive officers: Mr. Antokol, $3,011,654; Mr. Abrahams, $1,720,945; Mr. Cohen, $946,520; Mr. Korczak, $421,632 and Mr. Sandler, $465,516.

In light of the expiration of the Retention Plan at the end of 2024 and the resulting re-evaluation of our compensation program for our named executive officers, the Compensation Committee determined, after consultation with Pearl Meyer, to adjust the target bonuses of our named executive officers for 2025 as follows:

Name	Threshold Bonus ($)	Target Bonus ($)	Maximum Bonus ($)
Robert Antokol	990,000	1,980,000	3,960,000
Craig Abrahams	575,000	1,150,000	2,300,000
Michael Cohen	437,500	875,000	1,750,000
Nir Korczak	250,000	500,000	1,000,000
Ariel Sandler	225,000	450,000	900,000

Playtika Holding Corp. 2021-2024 Retention Plan

The Playtika Holding Corp. 2021-2024 Retention Plan, which was in effect until December 31, 2024, was maintained to provide certain key employees and consultants of the company and its subsidiaries the right to receive annual cash retention awards and awards providing an opportunity to participate in the appreciation of the company’s value and in order to retain these key employees and consultants and reward them for contributing to the success of the company and its subsidiaries. The Retention Plan included performance periods covering calendar years 2021, 2022, 2023 and 2024. The Retention Plan was administered by our Chief Executive Officer, who generally had the authority to approve awards under the plan and generally administer the plan. Initial awards were granted under the Retention Plan in August 2019, with subsequent awards to employees or consultants after such date granted at the discretion of the administrator.

•Appreciation Unit Awards. Participants in the Retention Plan were eligible to be granted a number of notional interests, or “Appreciation Units,” representing a right to receive payment of a proportionate interest of the appreciation pool for each calendar year during the term of the plan. Appreciation Units vested on December 31 of each calendar year during the term of the plan for the applicable one-year performance periods, subject to the participant’s continued service through such vesting date. Upon vesting, a participant received a cash payment in respect of his or her proportionate share of the annual appreciation pool (based on the total number of Appreciation Units outstanding and eligible for payment as of such date), which payment was made no later than March 15 following the applicable vesting date. For certain participants, including the named executive officers, 50% of the estimated annual payment was paid to the participant in July of each calendar year based on the estimated total annual appreciation pool for such year, with the remaining portion of the payment due to a participant in respect of his Appreciation Units for the calendar year paid following the end of the year as described above. The Retention Plan provided that a maximum of 200,000 Appreciation Units could be awarded.

The annual appreciation pool under the Retention Plan was determined as follows:

•For 2021, (A) 14% of the Retention Plan Adjusted EBITDA for such calendar year, less (B) $25,000,000.

•For 2022, (A) 14.5% of the Retention Plan Adjusted EBITDA for such calendar year, less (B) $25,000,000.

•For each of 2023 and 2024, (A) 15.0% of the Retention Plan Adjusted EBITDA for such calendar year, less (B) $25,000,000.

For 2024, the appreciation pool under the Retention Plan was equal to (1) 15% multiplied by our Retention Plan Adjusted EBITDA for such calendar year, less (2) $25,000,000. Adjusted EBITDA for purposes of the Retention Plan, or “Retention Plan Adjusted EBITDA” has the same meaning as Retention Plan Adjusted EBITDA described above under “Annual Bonus Plan.”

In October 2020, 43,000 Appreciation Units held by Mr. Antokol under the Retention Plan were cancelled. Pursuant to an amendment to the Retention Plan adopted in October 2020, these cancelled Appreciation Units formerly held by Mr. Antokol were considered “retired units” for purposes of the plan and were deemed to be outstanding and eligible for payment solely for purposes of determining the per unit value to be paid to participants, but no amounts were paid to Mr. Antokol or otherwise with respect to such retired units.

•Retention Awards. Retention Awards were provided to eligible employees and consultants as an incentive to remain in service with the company during the four-year term of the Retention Plan. Each participant was eligible to be awarded a number of notional interests, each, a “Retention Unit”, with each Retention Unit representing a right to receive payment of his or her proportionate interest of the annual retention pool for each such calendar year. A total of 100,000 Retention Units were authorized for issuance under the Retention Plan. Each annual retention pool under the Retention Plan was $25,000,000. Such Retention Units vested on December 31 of each calendar year during the term of the plan, commencing December 31, 2021, subject to the participant’s continued service through such vesting date. Upon vesting, a participant received a cash payment in respect of his or her proportionate share of the annual retention pool (based on the number of Retention Units outstanding and eligible for payment as of such date), which payment was made no later than the last day of the calendar month following the applicable vesting date. For certain participants, including the named executive officers, 50% of the estimated annual payment was paid to the participant in July of each calendar year based on the annual retention pool, with the remaining portion of the payment due to a participant in respect of his Retention Units for the calendar year paid following the end of the year as described above.

Named Executive Officer Awards Under the Retention Plan

The following table shows the outstanding awards held by our named executive officers under the Retention Plan as of December 31, 2024. None of our named executive officers received additional awards under the Retention Plan in 2024.

As of December 31, 2024, a total of 75,400 Retention Units and 116,457 Appreciation Units were outstanding under the Retention Plan (which does not include the 43,000 Appreciation Units previously held by Mr. Antokol under the Retention Plan that were cancelled in October 2020, but which continued to be treated as outstanding and eligible for payment, although no payments were made with respect to such cancelled units).

Our Retention Plan Adjusted EBITDA for 2024 was $850.6 million resulting in an appreciation pool of approximately $102.6 million. In addition to that amount, we had $25.0 million of retention payments per the plan. The amounts earned by our named executive officers for 2024 with respect to their Retention Units and Appreciation Units under the Retention Plan are shown in the “2024 Summary Compensation Table” below.

	Retention Plan
Name	Retention Units (#)	Appreciation Units (#)
Robert Antokol	45,000	43,000	(1)
Craig Abrahams	7,000	8,260
Michael Cohen	3,500	4,130
Nir Korczak	2,000	3,745
Ariel Sandler	3,500	4,130

(1)    In October 2020, 43,000 Appreciation Units held by Mr. Antokol under the Retention Plan were cancelled. However, for purposes of determining future payouts with respect to Appreciation Units under the Retention Plan, these cancelled units will continue to be treated as outstanding and eligible for payment, although no payments will be made with respect to such cancelled units.

As discussed above, the Retention Plan expired on December 31, 2024.

Equity Compensation

We view equity-based compensation as a critical component of our balanced total compensation program going forward as a public company. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. Accordingly, the Board, and the Compensation Committee, from time to time may grant equity incentive awards covering shares of our common stock to our named executive officers and will review their equity incentive compensation going forward. With the expiration of the Retention Plan which previously comprised the majority of our named executive officers’ long-term incentive compensation, equity-based compensation will be an increasingly important and larger component of our executive compensation program in future years.

2024 Performance Period Outcome Under 2022 Performance Stock Unit Awards

On February 7, 2022, the Compensation Committee approved the grant of PSUs to each of our named executive officers pursuant to the Company’s 2020 Incentive Award Plan, as amended (“2020 Plan”). The PSUs are eligible to vest in four equal installments based on the Company’s annual revenue growth rate over four annual performance periods consisting of calendar years 2022, 2023, 2024 and 2025, with up to 25% of the award eligible to vest each year (“2022 PSUs”).

The following table shows the number of 2022 PSUs awarded to each named executive officer:

Name	2022 PSUs (#)
Robert Antokol	810,811
Craig Abrahams	378,378
Michael Cohen	202,703
Nir Korczak	148,649
Ariel Sandler	148,649

For each annual performance period, up to 25% of the 2022 PSUs will be eligible to vest based on the Company’s annual revenue growth rate during the applicable performance period relative to threshold, target and maximum achievement levels. The following tables shows the threshold, target and maximum objectives and corresponding achievement levels for the Company’s annual revenue growth rate for the 2024 and 2025 performance periods:

Annual Revenue Growth Rate for the Second, Third and Fourth Annual Performance Period	Revenue Growth Achievement Percentage
Less than 1%	0%
1%	50%
3%	75%
5% or more	100%

If the Company’s annual revenue growth rate for a performance period is between two achievement levels, the achievement percentage will be determined by linear interpolation between the applicable achievement levels. Notwithstanding the foregoing, for Messrs. Antokol, Korczak and Sandler, in no event shall less than 25 PSUs vest during each performance period.

The third annual performance period for the 2022 PSUs concluded on December 31, 2024. In February 2025, the Compensation Committee determined that the Company’s annual revenue growth rate during the applicable performance period was less than 1%, which resulted in a revenue growth achievement percentage of 0%. As a result, only 25 of the PSUs eligible to vest with respect to the 2024 performance for Messrs. Antokol, Korczak and Sandler, vested in February 2025, in accordance with the terms of the 2022 PSU award agreement for these executives which provides that no less than 25 PSUs shall vest annually. No 2022 PSUs vested for Messrs. Abrahams or Cohen.

2024 Performance Stock Unit Awards

In December 2024, the Compensation Committee approved the grant of PSUs to each of our named executive officers pursuant to the Company’s 2020 Plan (the “2024 PSUs”). The 2024 PSUs are eligible to vest in three annual installments over three one-year annual performance periods ending December 31, 2025, December 31, 2026 and December 31, 2027. The number of PSUs vesting for each annual determination date is based on the Company’s annual revenue growth rate (the “2024 Annual Revenue Growth Rate PSUs”), Adjusted EBITDA (the “2024 Adjusted EBITDA PSUs”) and total shareholder return (TSR) (the “2024 TSR PSUs”) for each annual performance period. For purposes of the 2024 Adjusted EBITDA PSUs, Adjusted EBITDA is defined as described above under “Annual Bonus Plan.” With respect to each of the 2024 Annual Growth Rate PSUs, the 2024 Adjusted EBITDA PSUs and the 2024 TSR PSUs, up to 33.3% of the award is eligible to vest each year based on performance relative to the applicable performance metric for the applicable annual performance period (with the numbers shown in the table below representing the number of PSUs that are eligible to vest assuming maximum performance relative to the performance goals). Except as described below upon a “Qualifying Termination,” a named executive officer must remain employed on the date the Compensation Committee certifies achievement for the applicable annual performance period in order to vest in the portion of the PSUs earned for such performance period. The highest level of performance that may be achieved for the PSUs is 100% of the number of PSUs awarded.

The following table shows the number of 2024 PSUs awarded to each named executive officer:

Name	2024 Annual Revenue Growth Rate PSUs (#)	2024 Adjusted EBITDA PSUs (#)	2024 TSR PSUs (#)
Robert Antokol	1,195,098	1,195,098	2,390,196
Craig Abrahams	313,725	313,725	627,451
Michael Cohen	196,078	196,078	392,157
Nir Korczak	191,176	191,176	382,353
Ariel Sandler	142,157	142,157	284,314

2024 Annual Revenue Growth Rate PSUs

For each annual performance period, up to 33.3% of the 2024 Annual Revenue Growth Rate PSUs will be eligible to vest following the end of the year based on the Company’s annual revenue growth rate during the applicable annual performance period, relative to the applicable revenue growth achievement percentage. The following table shows the threshold, target and maximum objectives and corresponding achievement levels for the Company’s annual revenue growth rate, for each annual performance period:

Achievement Level	Annual Revenue Growth Rate for the First, Second and Third Annual Performance Periods	Annual Revenue Growth Rate Achievement Percentage
Below Threshold	Less than 1%	0%
Threshold	1%	50%
Target	2% or more	100%

If the Company’s annual revenue growth rate for a performance period is between two achievement levels, the achievement percentage will be determined by linear interpolation between the applicable achievement levels.

2024 Adjusted EBITDA PSUs

For each annual performance period, up to 33.3% of the 2024 Adjusted EBITDA PSUs will be eligible to vest following the end of the year if the Company’s Adjusted EBITDA equals or exceeds the applicable Adjusted EBITDA targets set by the Compensation Committee for each annual performance period. For purposes of the 2024 Adjusted EBITDA PSUs, only a target objective was established for each annual performance period.

If the Company’s Adjusted EBITDA for a performance period does not equal or exceed the target for such period, no 2024 Adjusted EBITDA PSUs will vest with respect to such period.

2024 TSR PSUs

For each annual performance period, up to 33.3% of the 2024 TSR PSUs will be eligible to vest following the end of each year based on the Company’s 1-Year TSR during the applicable annual performance period, relative to the applicable TSR achievement percentage. The following table shows the below threshold, threshold and target objectives and corresponding achievement levels for the Company’s 1-Year TSR, for each annual performance period:

Achievement Level	1-Year TSR for the First, Second and Third Annual Performance Periods	TSR Achievement Percentage
Below Threshold	Less than 10%	0%
Threshold	10%	50%
Target	15% or more	100%

For purposes of the 2024 TSR PSUs, “1-Year TSR” means, for each annual performance period, the appreciation, expressed as a percentage (rounded to two decimal places), in the price of the Company’s common stock during such annual performance period, which will be equal to (i) (A) the sum of (1) the “Closing Average Share Value” (as defined below) plus (2) the cumulative amount of all cash dividends and other cash distributions per share with an ex-dividend date during the annual performance period, divided by (B) the Opening Average Share Value (as defined below), minus (ii) 1. “Closing Average Share Value” means, for each annual performance period, the average of the daily closing prices per share of the Company’s common stock as reported on the NASDAQ for all trading days in the period beginning December 1 and ending on December 31 of the calendar year preceding the applicable annual performance period. “Opening Average Share Value” means, for each annual performance period, the average of the daily closing prices per share of the Company’ common stock as reported on the NASDAQ for all trading days in the period beginning December 1 and ending on December 31 of the applicable annual performance period. TSR will be equitably adjusted to reflect stock dividends, stock-splits, spin-offs, and other corporate changes having similar effect not otherwise reflected in the calculation.

If the Company’s 1-Year TSR for a performance period is between two achievement levels, the achievement percentage will be determined by linear interpolation between the applicable achievement levels.

Accelerated Vesting of PSU Awards

If a named executive officer’s employment is terminated by the Company other than for “cause” or by the executive for “good reason” (each, as defined in the 2020 Plan) (any such termination, a “Qualifying Termination”), in each case, prior to a change in control, then the named executive officer will remain eligible to vest in the number of PSUs that would vest during the annual performance period in which the termination date occurred based on actual performance, prorated to reflect the number of days the executive was employed during such performance period, provided that if such Qualifying Termination occurs within three months prior to a “change in control” (as defined in the 2020 Plan), all outstanding PSUs at the time of termination will be treated as provided below upon the occurrence of a change in control.

Upon the occurrence of a change in control, all of the outstanding PSUs as of the date of the change in control will be eligible to vest based on the passage of time in substantially equal installments on each December 31 occurring following the change in control through and including the last day of the final annual performance period applicable to such PSUs, subject to the executive’s continued service through the applicable vesting date; provided that any PSUs eligible to vest based on a completed performance period but which have not yet vested will vest based on actual performance for such completed performance period on the date of the change in control. In the event a named executive officer experiences a Qualifying Termination after a change in control, but on or prior to the last day of the final annual performance period applicable to such PSUs, any outstanding and unvested PSUs will accelerate and vest in full on the date of termination.

2024 Restricted Stock Unit Awards

In December 2024, the Compensation Committee approved the issuance of RSUs (the “2024 RSUs”) to our named executive officers as set forth in the table below. The 2024 RSUs are governed by the terms and conditions of the 2020 Plan and the RSU agreements entered into thereunder. These 2024 RSUs will be eligible to vest quarterly over three years commencing with the first quarterly vesting date of March 15, 2025, subject to the participant’s continued service through such vesting date, so that all of the RSUs shall be vested on December 15, 2027, subject to the holder’s continuous service through the applicable vesting date.

Name	2024 RSUs (#)
Robert Antokol	2,390,196
Craig Abrahams	627,451
Michael Cohen	392,157
Nir Korczak	382,353
Ariel Sandler	284,314

Accelerated Vesting of Restricted Stock Unit Awards

Our named executive officers are eligible for accelerated vesting of their RSUs granted prior to 2023 (other than the RSUs granted to Mr. Korczak in February 2021 and December 2022, which are not eligible for the following accelerated vesting terms). Upon an executive’s Qualifying Termination, the number of RSUs that are scheduled to vest on or before the first anniversary of the executive’s termination will vest on the date of such Qualifying Termination. If the termination occurs before 50% of the RSUs are vested, at least 50% of the RSUs will vest. In the event of an executive’s Qualifying Termination within three months before, on, or after a change in control (as defined in the 2020 Plan), all RSUs will vest on the later of the date of the Qualifying Termination or the date of such change in control. All accelerated vesting is subject to the execution and effectiveness of a general release of claims. In the event of the named executive officer's death or disability, the RSUs will become fully vested.

Perquisites and Other Benefits

Our named executive officers are provided with certain enhanced benefits to aid in the performance of their respective duties and to provide competitive compensation with executives with similar positions and levels of responsibilities. Each of our named executive officers is provided with a cell phone allowance. Each of our full-time employees is eligible to receive certain other annual benefits. Our executives in Israel may also receive annual holiday and service recognition gifts from us, a food allowance and the ability to participate in a company-sponsored camp for our employees’ children, each of which is a benefit we provide to all of our Israel-based employees.

We also provide security for Mr. Antokol and his family. The decision to provide Mr. Antokol with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the Board approved personal security services to Mr. Antokol and his family. We also maintain a corporate aircraft that is used primarily for business travel by our executive officers. The Board, based on the foregoing executive safety and security analysis, has determined that Mr. Antokol will be required to use our corporate aircraft for all travel (or otherwise via private air travel), including non-business travel. However, during 2024, due to operational circumstances for the cost of a private aircraft, Mr. Antokol occasionally travelled by commercial airline. During 2024, Mr. Antokol received the benefit of personal aircraft use as described in the “2024 Summary Compensation Table” below, and the incremental cost of such personal aircraft use (to the extent we were not reimbursed by Mr. Antokol for such cost), as well as the methodology used by us to calculate such incremental cost, is described in the footnotes to that table. On occasion, our executive officers may have family members and other guests accompany them on our corporate aircraft when traveling on business, but we do not incur any incremental cost as a result of such family or guest travel.

Tax Gross-Ups. Pursuant to Messrs. Abrahams and Cohen’s award agreements under the 2020 Plan with respect to awards granted prior to 2024, in the event a change in control occurs and an excise tax is imposed by reason of the application of Sections 280G and 4999 of the Internal Revenue Code as a result of any compensatory payments made to Messrs. Abrahams and Cohen under such arrangements in connection with such change in control, each executive will be entitled to an additional “gross-up” payment in an amount equal to any such excise tax plus any taxes resulting from such payments. Additionally, from time to time, we make gross up payments to cover the personal income taxes for Messrs. Antokol, Korczak and Sandler with respect to taxable income recognized by them as a result of company-paid holiday-related gifts, health insurance, and costs associated with company-paid business meetings that are taxable under Israeli law, as well as their children’s participation in a company-sponsored camp, as detailed in the footnotes to the “2024 Summary Compensation Table” below.

Retirement and Other Benefits

Health and Welfare Benefits for U.S. Employees. All of our full-time U.S. employees, including our U.S.-based named executive officers Messrs. Abrahams and Cohen, are eligible to participate in our health and welfare plans on the same basis, including:

•    medical, dental and vision benefits;
•    medical and dependent care flexible spending accounts;
•    short-term and long-term disability insurance; and
•    life and accidental death and disability insurance.

U.S. 401(k) Plan. Our U.S.-based employees who satisfy certain eligibility requirements are also eligible to participate in a 401(k) retirement savings plan. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are subject to a three-year vesting schedule. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Benefits to Israeli Employees. Generally, benefits available to our Israel-based employees are available to all Israel-based employees on the same basis, which include welfare benefits, annual vacation leave, sick leave, convalescence pay, military duty leave, transportation expense reimbursement, advanced study fund, life and disability insurance and other customary or mandatory social benefits in Israel. We make monthly contributions to funds administered by financial institutions for certain pension and severance liabilities on behalf of each of our Israel-based employees, including our Israel-based named executive officers, subject to certain conditions. The amount of these contributions is based on a percentage of the employee’s salary, taking into account any base salary thresholds under Section 14 of the Israeli Severance Pay Law—1963. Generally, company contributions are made to a pension insurance policy, manager’s insurance policy and/or pension fund, or a combination thereof (based on the employee’s personal choice), up to a total of 14.83% of an employee’s determining salary, of which up to 8.33% is contributed to a severance fund (applying the arrangement in accordance with Section 14 of the Israeli Severance Pay Law—1963), and up to 6.5% is applied to compensatory payments. In two cases, with Messrs. Antokol and Sandler, the Company and Messrs. Antokol and Sandler have agreed to use a salary lower than their actual salary for purposes of determining these contributions under Section 14 of the Israeli Severance Pay Law-1963. Mr. Sandler receives payments from the Company equal to the Company’s savings on pension and severance contributions for Mr. Sandler as a result of the agreement to use a lower salary for purposes of the contributions. Other than for Messrs. Antokol and Sandler, as further described below, these severance contributions under Section 14 of the Israeli Severance Pay Law—1963 are designed to satisfy in full our statutory severance pay obligation for our Israel-based employees. The compensatory payment component is applied to fund pension and/or disability benefits for the employee. Our Israel-based employees make a corresponding contribution of up to 6% of their salary.

Severance Benefits

We are party to employment agreements with our Israel-based named executive officers. Mr. Antokol’s employment agreement provides for severance benefits upon his Qualifying Termination. In addition, all of our Israel-based named executive officers are entitled to severance pay upon termination of employment for any reason, including retirement, according to Section 14 of the Israeli Severance Pay Law—1963. We make a contribution on a monthly basis for each of our Israel-based employees, including our Israel-based named executive officers, of 8.33% of their monthly salary to a severance fund for this purpose, provided, however, that Messrs. Antokol and Sandler previously elected to have the company make severance contributions on their behalf that are based on a lower salary than their actual monthly salary for purposes of Section 14 contributions. This arrangement lowers Messrs. Antokol and

Sandler’s tax liability and is part of an arrangement that also includes lower pension contributions (for both the employee and employer) resulting in higher net proceeds to them. Section 14 of the Israeli Severance Pay Law-1963 states that employer contributions for severance pay are in lieu of severance compensation and, upon release of the policy to the employee, no additional obligations shall be conducted between the parties regarding the matter of severance pay and no additional payments will be made by the employer to the employee unless otherwise specified in a written agreement between the employer and the employee. To the extent possible under Israeli law, Messrs. Antokol and Sandler have agreed to waive their rights to any additional severance pay from the Company to which they would be eligible under Israeli law given that the Company’s severance contributions for Messrs. Antokol and Sandler have been based on a salary lower than their actual salary. However, in the event the Company is not fully relieved from its statutory severance pay obligations with respect to Messrs. Antokol and Sandler despite such waivers, the Company could be obligated to pay additional Statutory severance pay to them in connection with a termination for any reason other than for cause. Statutory severance pay in Israel is set at one month pay for every year of service or portion thereof, based on the employee’s latest salary.

A description of these arrangements is set forth under “—Employment Agreements” below, and information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2024, is set forth in “—Potential Payments Upon Termination or Change in Control” below.

Governance, Tax and Accounting Considerations

As a general matter, the Board reviews and considers the various tax and accounting implications of compensation programs we utilize.

Ownership Guidelines. In addition to the elements of executive officer compensation described below, we have adopted stock ownership guidelines pursuant to which our executive officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. Each officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, common stock beneficially owned by the officer and RSUs count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. In addition, unearned performance-based awards are not counted as ownership for purposes of measuring compliance with the guidelines. Our stock ownership guidelines are as follows:

Ownership Requirement as a
Executive	Multiple of Base Salary
Robert Antokol	6x
All other executive officers	3x

As of the date hereof, each of our executive officers have satisfied the stock ownership requirements.

Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executive officers. However, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Accounting for Share-Based Compensation. We account for share-based payments, including our long-term equity incentive program, in accordance with the requirements of the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 718.

Risk Considerations. In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. See the section entitled “Corporate Governance–Role of the Board in Risk Oversight” above for an additional discussion of risk considerations.

Prohibition on Hedging, Pledging, and Short Sales. We prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. See the section entitled “Corporate Governance–Anti-Hedging and Anti-Pledging Policies” above for an additional discussion of our anti-hedging and anti-pledging policies.

Clawback Policy. We have adopted a clawback policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Act. Under our clawback policy, in the event that we are required to prepare an accounting restatement, we will attempt to recover from our current or former Section 16 officers the pre-tax amount of any erroneously awarded incentive compensation as required by such rules and listing standards. For purposes of the clawback policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any measures determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, as well as stock or share price and total shareholder return.

Equity Grant Practices

We have not adopted any specific policy regarding the amount or timing of long-term incentive awards to eligible service providers. Grant approval for executive officers generally occurs at regularly scheduled meetings of the Compensation Committee or the Board or by written consent where warranted by the circumstances. The timing of grants is not coordinated with the release of material non-public information, and the Compensation Committee does not take material nonpublic information into account when determining the timing and terms of awards.

Grants may be made during the year to newly hired employees or retained service providers as part of the new-hire compensation package, as well as to existing service providers as part of an annual award or for purposes of retention, as part of a special incentive program or in recognition of special achievements or promotions.

For all stock option awards granted historically by the company, the exercise price was no less than the closing price of our common stock on the date of the grant. We did not grant any stock options, stock appreciation rights or stock option-like instruments during 2024 to any of our employees, including our named executive officers.

2024 Compensation Tables

2024 Summary Compensation Table

The following table contains information about the compensation earned by each of our named executive officers during our most recently completed fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen- sation ($)		Total ($)(4)
Robert Antokol	2024	19,547	13,652,913	38,179,397	—	30,675,945	1,613,772	(5)	84,141,574
Chief Executive Officer	2023	17,146	13,652,913	—	—	34,131,660	1,187,727		48,989,446
	2022	366,818	13,586,957	12,689,192	—	29,317,140	1,304,087		57,264,194
Craig Abrahams	2024	350,000	2,123,786	10,022,478	—	7,035,062	6,399	(6)	19,537,725
President and Chief Financial Officer	2023	350,000	2,123,786	—	—	8,090,018	7,077		10,570,881
	2022	350,000	2,113,527	7,177,296	—	6,514,212	6,560		16,161,595
Michael Cohen	2024	385,000	1,061,893	6,264,048	—	3,603,578	6,439	(6)	11,320,958
Chief Legal Officer and Corporate Secretary	2023	385,000	1,061,893	—	—	4,160,517	7,113		5,614,523
	2022	385,000	1,056,763	4,166,382	—	3,323,582	6,560		8,938,287
Nir Korczak	2024	244,062	606,796	6,107,446	—	2,830,998	50,459	(7)	9,839,761
Chief Marketing Officer and Executive General Manager
Ariel Sandler	2024	276,604	1,061,893	4,541,442	—	3,122,574	63,370	(8)	9,065,883
Chief Operations Officer
__________

(1)    Amounts in this column reflect payouts pursuant to the named executive officer’s Retention Units under the 2021-2024 Retention Plan (which amounts were calculated and paid in U.S. Dollars for all named executive officers).

(2)    Amounts reflect the full grant-date fair value of PSUs, RSUs and stock options granted during the applicable year calculated in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), rather than the amounts paid to or realized by the named executive officer. The grant date fair value of the 2024 TSR PSUs was estimated using the Monte Carlo pricing model, and the grant date fair value of the 2024 Adjusted EBITDA PSUs and 2024 Annual Revenue Growth Rate PSUs was estimated using the Black-Scholes option pricing model. We provide information regarding the assumptions used to calculate the value of all PSUs, RSUs and option awards made to the named executive officers in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2024, filed with the SEC on February 27, 2025.

With respect to the PSUs granted to the named executive officers in 2024, the number of PSUs that are eligible to vest will be determined based on the Company’s Adjusted EBITDA, annual revenue growth rate, and total shareholder return over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. Amounts included in this column were calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined assuming performance at 100%. The highest level of performance that may be achieved for the PSUs is 100% of the number of PSUs awarded. The grant date fair values for the PSUs granted to named executive officers during 2024 (assuming performance at the maximum level) were as follows:

Name	2024 Annual Revenue Growth Rate PSUs ($)	2024 Adjusted EBITDA PSUs ($)	2024 TSR PSUs ($)
Robert Antokol	7,612,774	7,612,774	8,015,124
Craig Abrahams	1,998,428	1,998,428	2,104,052
Michael Cohen	1,249,017	1,249,017	1,315,033
Nir Korczak	1,217,791	1,217,791	1,282,157
Ariel Sandler	905,540	905,540	953,400

With respect to the PSUs granted to the named executive officers in 2022, the number of PSUs that are eligible to vest will be determined based on the Company’s annual revenue growth rate over four one-year annual performance periods ending December 31 of the applicable year. The grant date fair value of the 2022 PSUs included in this column was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined assuming performance at 100%. The highest level of performance that may be achieved for the PSUs is 100% of the target. The grant date fair values for the PSUs granted during 2022 (assuming performance at the maximum level) was $12,689,192 for Mr. Antokol, $5,921,616 for Mr. Abrahams and $3,172,302 for Mr. Cohen.

Amounts for 2022 also include the incremental fair value of replacement RSUs granted to Messrs. Abrahams and Cohen in December 2022 in connection with a one-time stock option exchange program (the “Option Exchange”) pursuant to which eligible service providers were able to exchange outstanding stock options for a lesser amount of new RSUs. Individuals who elected to participate in the Option Exchange received one RSU for every 2.5 shares of our common stock underlying the eligible options surrendered. This “exchange ratio” (2.5-for-1) was applied on a grant-by-grant basis. All of the existing stock options that were surrendered had exercise prices significantly above the recent trading prices of our common stock. The incremental fair value of the replacement RSUs reflected in the table above as compared to the surrender date fair value of surrendered options in the amount of $1,255,680 and $994,080 for Messrs. Abrahams and Cohen, respectively.

(3)    Amounts reflect payouts pursuant to the named executive officer’s Appreciation Units under the Retention Plan for 2022, 2023 and 2024 (which amounts are calculated and paid in U.S. Dollars for all named executive officers). Those payouts for 2024 are as follows: Mr. Antokol, $27,664,290; Mr. Abrahams, $5,314,117; Mr. Cohen, $2,657,059; Mr. Korczak, $2,409,367; and Mr. Sandler, $2,657,059. Those payouts for 2023 are as follows: Mr. Antokol, $30,088,897; Mr. Abrahams, $5,779,867; and Mr. Cohen, $2,889,934. Those payouts for 2022 are as follows: Mr. Antokol, $26,990,457; Mr. Abrahams, $5,184,679; and Mr. Cohen, $2,592,339.

For 2024, also includes annual bonus payouts in the following amounts: Mr. Antokol, $3,011,654; Mr. Abrahams, $1,720,945; Mr. Cohen, $946,520; Mr. Korczak, $421,632; and Mr. Sandler, $465,516.

For 2023, also includes annual bonus payouts in the following amounts: Mr. Antokol, $4,042,763; Mr. Abrahams, $2,310,151; and Mr. Cohen, $1,270,583.

For 2022, also includes annual bonus payouts in the following amounts: Mr. Antokol, $2,326,683; Mr. Abrahams, $1,329,533; and Mr. Cohen, $731,243.

(4)    Unless otherwise noted in the footnotes above, the compensation for our named executive officers other than Messrs. Abrahams and Cohen was paid in NIS and have been converted to U.S. Dollars using the average exchange rate for the applicable year based on the applicable payment dates of such compensation as follows: 2024, (NIS 3.69 : USD $1); 2023, (NIS 3.69 : USD $1); and 2022, (NIS 3.52 : USD $1).

(5)    For 2024, amount reflects (A) costs incurred by the Company for security services of $1,129,404, (B) incremental costs to the Company for the personal use of an aircraft in the amount of $461,000, which amounts were calculated and paid in U.S. Dollars based on the incremental cost per flight hour of Mr. Antokol’s use of the aircraft, (C) tax gross-ups related to Company-paid benefits and business expenses of $5,295, (D) Company contribution to the executive’s severance fund under Section 14 of the Israeli Severance Pay Law-1963 of $1,554, (E) Israeli pension fund contributions of $1,060, and (F) $15,459 that consists of transportation allowances, food allowances, holiday-related gifts, long-term disability insurance, gym memberships, contributions by the company to an Israeli educational fund, and contributions by the Company for convalescence pay. We determine the incremental cost of the personal use of our corporate aircraft based on the variable operating costs, which includes actual aircraft fuel expense, crew travel expenses, hangar and parking fees and expenses, average hourly aircraft maintenance expense and other actual incremental costs. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, purchase or lease costs of aircraft, and costs of maintenance and upkeep.

(6)    For Messrs. Abrahams and Cohen for 2024, amounts reflect 401(k) employer matching contribution of $6,000 and contributions by the Company to life insurance policies. Neither Mr. Abrahams nor Mr. Cohen received perquisites with a value that exceeded $10,000, in the aggregate, in 2024.

(7)    For 2024, amount reflects (A) Company contribution to the executive’s severance fund under Section 14 of the Israeli Severance Pay Law-1963 of $20,330, (B) Israeli pension fund contributions of $14,636, (C) tax gross-ups related to Company-paid benefits and business expenses of $2,934, and (D) $12,559 that consists of transportation allowances, food allowances, holiday-related gifts, long-term disability insurance, gym memberships, contributions by the company to an Israeli educational fund, and contributions by the Company for convalescence pay.

(8)    For 2024, amount reflects (A) the Company’s savings of $29,444 on social benefit contributions for Mr. Sandler as a result of the agreement to use a lower salary than his actual salary for purposes of calculating the contributions, which amounts were paid to Mr. Sandler, (B) Company contribution to the executive’s severance fund under Section 14 of the Israeli Severance Pay Law-1963 of $6,776, (C) Israeli pension fund contributions of $4,984, (D) tax gross-ups related to Company-paid benefits and business expenses of $4,110, and (E) $18,056 that consists of transportation allowances, food allowances, holiday-related gifts, long-term disability insurance, gym memberships, contributions by the company to an Israeli educational fund, and contributions by the Company for convalescence pay.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2024

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Below Threshold (#)	Threshold (#)	Target (#)
Robert Antokol	2/7/2024	(1)	1,750,000	3,500,000	7,000,000	—	—	—	—	—
	12/15/2024	(2)	—	—	—	—	1,195,098	2,390,196	—	8,015,124
	12/15/2024	(3)	—	—	—	—	597,549	1,195,098	—	7,612,774
	12/15/2024	(4)	—	—	—	—	—	1,195,098	—	7,612,774
	12/15/2024	(5)	—	—	—	—	—	—	2,390,196	14,938,725
Craig Abrahams	2/7/2024	(1)	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	12/15/2024	(2)	—	—	—	—	313,726	627,451	—	2,104,052
	12/15/2024	(3)	—	—	—	—	156,863	313,725	—	1,998,428
	12/15/2024	(4)	—	—	—	—	—	313,725	—	1,998,428
	12/15/2024	(5)	—	—	—	—	—	—	627,451	3,921,569
Michael Cohen	2/7/2024	(1)	550,000	1,100,000	2,200,000	—	—	—	—	—
	12/15/2024	(2)	—	—	—	—	196,079	392,157	—	1,315,033
	12/15/2024	(3)	—	—	—	—	98,039	196,078	—	1,249,017
	12/15/2024	(4)	—	—	—	—	—	196,078	—	1,249,017
	12/15/2024	(5)	—	—	—	—	—	—	392,157	2,450,981
Nir Korczak	2/7/2024	(1)	245,000	490,000	980,000	—	—	—	—	—
	12/15/2024	(2)	—	—	—	—	191,177	382,353	—	1,282,157
	12/15/2024	(3)	—	—	—	—	95,588	191,176	—	1,217,791
	12/15/2024	(4)	—	—	—	—	—	191,176	—	1,217,791
	12/15/2024	(5)	—	—	—	—	—	—	382,353	2,389,706
Ariel Sandler	5/8/2024	(1)	270,500	541,000	1,082,000	—	—	—	—	—
	12/15/2024	(2)	—	—	—	—	142,157	284,314	—	953,400
	12/15/2024	(3)	—	—	—	—	71,079	142,157	—	905,540
	12/15/2024	(4)	—	—	—	—	—	142,157	—	905,540
	12/15/2024	(5)	—	—	—	—	—	—	284,314	1,776,963
__________

(1)    The amounts shown represent the threshold, target and maximum amounts that could have been paid to the named executive officers under the 2024 annual bonus plan. The annual bonus payouts were determined based on the results of Retention Plan Adjusted EBITDA for the 2024 calendar year. For additional information on the 2024 annual bonuses, see “Compensation Discussion and Analysis—Annual Bonus Plan” above.

(2)    The amounts shown represent the 2024 TSR PSUs granted to the named executive officers in 2024 and the below threshold, threshold and target number of PSUs pursuant to such awards. The number of PSUs that are eligible to vest will be determined based on the total shareholder return over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. The highest level of performance that may be achieved for the PSUs is 100% of the number of PSUs awarded. For additional information on the 2024 PSUs, see “Compensation Discussion and Analysis—Equity Compensation—2024 Performance Stock Unit Awards” above.

(3)    The amounts shown represent the 2024 Annual Growth Rate PSUs granted to the named executive officers in 2024 and the target number of PSUs pursuant to such awards. The number of PSUs that are eligible to vest will be determined based on the Company’s annual revenue growth rate over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. The highest level of performance that may be achieved for the PSUs is 100% of the number of PSUs awarded. For additional information on the 2024 PSUs, see “Compensation Discussion and Analysis—Equity Compensation—2024 Performance Stock Unit Awards” above.

(4)    The amounts shown represent the 2024 Adjusted EBITDA PSUs granted to the named executive officers in 2024 and the target number of PSUs pursuant to such awards. The number of PSUs that are eligible to vest will be determined based on the Company’s Adjusted EBITDA over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. The highest level of performance that may be achieved for the PSUs is 100% of the number of PSUs awarded. For additional information on the 2024 PSUs, see “Compensation Discussion and Analysis—Equity Compensation—2024 Performance Stock Unit Awards” above.

(5)    The amounts shown represent the RSUs granted to the named executive officers in 2024. For additional information on the RSUs granted to the named executive officers during 2024, see “Compensation Discussion and Analysis—Equity Compensation—2024 Restricted Stock Unit Awards” above.

(6)    Amounts reflect the full grant-date fair value of PSUs and RSUs granted in 2024, each calculated in accordance with ASC 718 rather than the amounts paid to or realized by the named executive officer. The grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions, as further described in the footnotes to the Summary Compensation Table above. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs made to the named executive officers in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2024, filed with the SEC on February 27, 2025.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to the outstanding equity awards held by our named executive officers at December 31, 2024. Stock awards and option awards were granted pursuant to our 2020 Plan.

		Stock Awards
		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date
Robert Antokol	2/7/2022	25	(2)	174	202,703	(3)	1,406,759
	12/18/2024	—		—	2,390,196	(4)	16,587,960
	12/18/2024	—		—	1,195,098	(5)	8,293,980
	12/18/2024	—		—	1,195,098	(6)	8,293,980
	12/18/2024	2,390,196	(7)	16,587,960	—		—
Craig Abrahams	2/7/2022	—		—	94,595	(3)	656,489
	12/15/2022	128,000	(8)	888,320	—		—
	12/18/2024	—		—	627,451	(4)	4,354,510
	12/18/2024	—		—	313,725	(5)	2,177,252
	12/18/2024	—		—	313,725	(6)	2,177,252
	12/18/2024	627,451	(7)	4,354,510	—		—
Michael Cohen	2/7/2022	—		—	50,676	(3)	351,691
	12/15/2022	101,334	(8)	703,258	—		—
	12/18/2024	—		—	392,157	(4)	2,721,570
	12/18/2024	—		—	196,078	(5)	1,360,781
	12/18/2024	—		—	196,078	(6)	1,360,781
	12/18/2024	392,157	(7)	2,721,570	—		—
Nir Korczak	2/8/2021	8,534	(9)	59,226	—		—
	2/7/2022	25	(2)	174	37,163	(3)	257,911
	12/15/2022	53,334	(8)	370,138	—		—
	12/18/2024	—		—	382,353	(4)	2,653,530
	12/18/2024	—		—	191,176	(5)	1,326,761
	12/18/2024	—		—	191,176	(6)	1,326,761
	12/18/2024	382,353	(7)	2,653,530	—		—
Ariel Sandler	2/7/2022	25	(2)	174	37,163	(3)	257,911
	12/15/2022	64,000	(8)	444,160	—		—
	12/18/2024	—		—	284,314	(4)	1,973,139
	12/18/2024	—		—	142,157	(5)	986,570
	12/18/2024	—		—	142,157	(6)	986,570
	12/18/2024	284,314	(7)	1,973,139	—		—
__________

(1)    The market value of RSUs and PSUs that have not vested is calculated by multiplying the number of unvested units outstanding under the award by $6.94, which was the closing share price of our common stock as of December 31, 2024 the last trading day of 2024.

(2)    Represents the PSUs that vested in February 2025. The third annual performance period for the 2022 PSUs concluded on December 31, 2024. In February 2025, the Compensation Committee determined that the Company’s annual revenue growth rate during 2024 was less than 1%, which resulted in a revenue growth achievement percentage of 0%. As a result, only 25 of the PSUs eligible to vest with respect to the 2024 performance for Messrs. Antokol, Korczak and Sandler, vested, subject to the named executive officers’ continued employment through the determination date in February 2025.

(3)    Represents PSUs that remain eligible to vest based on the Company’s annual revenue growth rate over the one-year annual performance period ending December 31, 2025. The number of PSUs in which a named executive officer remains eligible to vest is reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column assuming performance at 100%.

(4)    Represents PSUs that remain eligible to vest based on the Company’s total shareholder return over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. The number of PSUs in which a named executive officer remains eligible to vest is reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column assuming performance at 100%.

(5)    Represents PSUs that remain eligible to vest based on the Company’s annual revenue growth rate over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. The number of PSUs in which a named executive officer remains eligible to vest is reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column assuming performance at 100%.

(6)    Represents PSUs that remain eligible to vest based on the Company’s Adjusted EBITDA over the one-year annual performance periods ending December 31, 2025, 2026 and 2027. The number of PSUs in which a named executive officer remains eligible to vest is reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column assuming performance at 100%.

(7)    The RSUs will vest quarterly in substantially equal installments over the three-year period commencing on December 15, 2024, subject to the participant’s continued service on the applicable vesting date.

(8)    Represents RSUs granted in connection with the Option Exchange. The RSUs vest quarterly in substantially equal installments over the three-year period commencing on December 15, 2022, subject to executive’s continued service on the applicable vesting date.

(9)    The RSUs vested 25% on January 15, 2022, and continued to vest in substantially equal quarterly installments over the three-year period concluding on January 15, 2025, subject to the participant’s continued service on the applicable vesting date.

Option Exercises and Stock Vested in 2024
The following table shows the number of shares of common stock subject to RSUs and PSUs that vested during 2024. None of our named executive officers exercised any stock options during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Antokol	1,463,725	10,158,260
Craig Abrahams	128,000	979,520
Michael Cohen	101,333	775,451
Nir Korczak	87,490	662,852
Ariel Sandler	64,025	489,942
__________

(1)    The value realized on the vesting of stock awards is based on the closing price of our common stock on the applicable vesting date of the awards.

Pension and Non-Qualified Deferred Compensation

None of our named executive officers participated in any pension or non-qualified deferred compensation plans during 2024.

Employment Agreements

We are a party to employment agreements with each of Messrs. Antokol, Korczak and Sandler, as described below. Any potential payments and benefits due upon a termination of employment or a change in control under the employment agreements with our named executive officers are quantified below in “Potential Payments upon Termination or Change in Control.”

Robert Antokol Employment Agreement

In December 2011, we entered into an employment agreement with Robert Antokol, our Chief Executive Officer. The employment agreement, as amended, is not for any specific term and may be terminated by either party upon six months’ prior written notice, or immediately by us for cause.

Pursuant to the employment agreement, Mr. Antokol is entitled to the annual base salary described above, which was increased from time to time and recently decreased temporarily. Mr. Antokol is also entitled to a monthly transportation allowance, as required by Israeli law and provided to all full-time Israeli employees on the same basis, and use of a company cell phone. We also make monthly contributions on Mr. Antokol’s behalf to funds administered by financial institutions for certain pension, severance and disability benefits and certain non-obligatory contributions to an education fund for Mr. Antokol, as further described above under “Compensation Discussion and Analysis-Retirement and Other Benefits-Benefits to Israeli Employees.” In the event that Mr. Antokol’s employment is terminated for any reason other than for cause, he will be entitled to receive all amounts accrued in the fund or policy to which the company’s severance contributions were paid during his employment. Mr.
Antokol has agreed to waive any claim for statutory severance pay beyond the mutually agreed upon severance contributions by the Company on Mr. Antokol’s behalf as described above under “Compensation Discussion and Analysis-Retirement and Other Benefits-Benefits to Israeli Employees.” In addition, in the event we terminate Mr. Antokol’s employment other than for cause, or he resigns for good reason, in each case as defined in his employment agreement, we will be obligated to pay to him a lump sum cash payment equal to six months’ base salary.

Mr. Antokol’s employment agreement is governed by the laws of the State of Israel. In connection with his employment agreement, Mr. Antokol also executed a confidentiality, unfair competition and intellectual property assignment agreement, which contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and confidentiality and assignment of invention covenants.

For purposes of Mr. Antokol’s employment agreement, “cause” means: (1) his willful failure to substantially perform his duties or to follow a lawful, reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered by the Board which specifically identifies the failure and such failure continues for a reasonable time thereafter,; (2) his willful act of fraud, embezzlement or theft, (3) his admission in any court, or conviction of, or plea of nolo contendere to, a felony (excluding offenses with respect traffic violations), (4) a finding that he is unsuitable for a gaming license or that his gaming license should be denied or revoked by the gaming regulatory authorities, (5) his willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, provided that such violation or noncompliance resulted in material economic harm to us or our affiliates, or (6) if the Board, in good faith, believes that he is or might be engaged in or is about to be engaged in any activity or activities which could adversely affect our business, after a written demand for substantial performance is delivered to him by the Board which specifically identifies such activity and his failure to demonstrate that he is not engaged in such activity.

For purposes of Mr. Antokol’s employment agreement, “good reason” means the occurrence, described in a written notice of termination of employment to us from Mr. Antokol, of any of the following circumstances without his express prior written consent, unless such circumstances are fully corrected to his full satisfaction within 30 days following delivery of such written notice: (1) a reduction by us in his annual base salary or other benefits; (2) our requiring him to be based anywhere more than 60 kilometers from his existing primary business location, (3) our failure to pay him any portion of his compensation within ten days of the date on which such compensation is due, (4) a material diminution of his duties or responsibilities, or (5) our material breach of his employment agreement which is not cured within 30 days following written notice by him to us of such breach.

Employment Agreements with Other Named Executive Officers

In February 2011 and May 2017, we entered into an employment agreement with each of Ariel Sandler, our Chief Operations Officer, and Nir Korczak, our Chief Marketing Officer and Executive General Manager, respectively, through our subsidiary, Playtika Ltd. Each executive’s employment agreement, as amended, is not for any specific term and may be terminated by either party upon 30 days’ prior written notice, or immediately by us for cause.

Pursuant to each of Messrs. Korczak or Sandler’s employment agreement, Messrs. Korczak and Sandler are entitled to an annual base salary, which has increased over time. Mr. Korczak receives a monthly transportation allowance as required by Israeli law and provided to all full-time Israeli employees on the same basis. Mr. Sandler receives a monthly car allowance paid for purposes of transportation (as a substitute for the travel allowance as required by Israeli law and provided to all full-time Israeli employees on the same basis). Both Messrs. Korczak and Sandler are entitled to payment for the use of a company cell phone. We also make monthly contributions on each executive’s behalf to funds administered by financial institutions for certain pension, severance and disability benefits and certain non-obligatory contributions to an education fund for each executive, as further described above under “Compensation Discussion and Analysis-Retirement and Other Benefits-Benefits to Israeli Employees.” In the event that an executive’s employment is terminated for any reason other than for cause, the executive will be entitled to receive all amounts accrued in the executive’s fund or policy to which the company’s severance contributions were paid during his employment. Mr. Sandler has agreed to waive any claim for statutory severance pay beyond the mutually agreed upon severance contributions by the Company on Mr. Sandler’s behalf as described above under “Compensation Discussion and Analysis-Retirement and Other Benefits-Benefits to Israeli Employees.”

Each of Messrs. Korczak and Sandler’s employment agreement is governed by the laws of the State of Israel. In connection with their employment agreements, each executive also executed a confidentiality, inventions, non-competition and non-solicitation agreement, which contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of twelve months following termination of employment) and confidentiality and assignment of invention covenants.

For purposes of Messrs. Korczak and Sandler’s employment agreements, “cause” means (1) his commission of a criminal offense, (2) his breach of duties of trust or loyalty to the company, (3) his material breach of the employment agreement which has not been cured within 15 days after receipt of notice from the company containing a description of such breach, (4) his deliberate cause of harm to the Company’s business affairs, (5) his breach of any of the provisions of the confidentiality, inventions, non-competition and non-solicitation agreement, and/or (6) circumstances that constitute “cause” or do not entitle him to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

Potential Payments Upon Termination or Change in Control

The table below quantifies certain compensation and benefits that would have become payable to each of our named executive officers if his or her employment had terminated on December 31, 2024, as a result of each of the termination scenarios described below, or in the event of a change in control of the company on December 31, 2024.

The severance funds provided to our Israel-based named executive officers under the third-party severance funds to which the company contributes under applicable law, as described above under “Employment Agreements,” are not included in the table below as those benefits are provided on a non-discriminatory basis to all Israel-based employees. The values for RSU and PSU award acceleration in the table below assume a fair market value per share of $6.94, which is the closing price of our common stock on December 31, 2024.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	RSU Acceleration ($)(2)	PSU Acceleration ($)(3)	Total ($)
Robert Antokol	Termination without Cause or Resignation for Good Reason apart from Change in Control	9,774	—	347	10,121
	Termination without Cause or Resignation for Good Reason with Change in Control	—	—	34,582,853	34,582,853
Craig Abrahams(4)	Termination without Cause or Resignation for Good Reason apart from Change in Control	—	444,160	—	444,160
	Termination without Cause or Resignation for Good Reason with Change in Control	—	888,320	9,365,502	10,253,822
Michael Cohen(4)	Termination without Cause or Resignation for Good Reason apart from Change in Control	—	351,629	—	351,629
	Termination without Cause or Resignation for Good Reason with Change in Control		703,258	5,794,824	6,498,082
Nir Korczak	Termination without Cause or Resignation for Good Reason apart from Change in Control	—	—	347	347
	Termination without Cause or Resignation for Good Reason with Change in Control	—	—	5,565,137	5,565,137
Ariel Sandler	Termination without Cause or Resignation for Good Reason apart from Change in Control	—	222,080	347	222,427
	Termination without Cause or Resignation for Good Reason with Change in Control	—	444,160	4,204,363	4,648,523
__________

(1)    Represents six months base salary for Mr. Antokol payable upon our termination of his employment other than for cause or his resignation for good reason under his employment agreement, payable in a lump sum. The amount reflected in this column is based on Mr. Antokol’s base salary for 2024 as reflected in the Summary Compensation Table.

(2)    Represents the aggregate value of the accelerated vesting of the RSU awards granted to the named executive officers, calculated by multiplying the fair market value of our common stock by the number of RSUs, the vesting of which accelerates in connection with the applicable triggering event. For a description of the accelerated vesting terms applicable to the PSUs, see “Compensation Discussion and Analysis-Equity Compensation-Accelerated Vesting of Performance Stock Units” above. Note that the RSUs granted to the named executive officers in 2023 and 2024 and the RSUs granted to Mr. Korczak in February 2021 and December 2022 are not eligible for the accelerated vesting applicable to the RSUs granted to the other named executive officers with respect to RSUs granted prior to 2023.

(3)    Represents the aggregate value of the accelerated vesting of the PSU awards granted to our named executive officers, calculated by multiplying the fair market value of our common stock by the number of PSUs, the vesting of which accelerates in connection with the applicable triggering event. For a description of the accelerated vesting terms applicable to the PSUs, see “Compensation Discussion and Analysis-Equity Compensation-Accelerated Vesting of Performance Stock Units” above.

For purposes of the “Termination without Cause or Resignation for Good Reason” column in the table above, we have reflected the value of the number of PSUs that vested with respect to 2024 performance, as determined by our Compensation Committee in February 2025, without proration. For purposes of the “Change in Control” column in the table above, we have assumed that a Qualifying Termination occurred concurrently with the change in control and the value included in the table above reflects the number of PSUs that vested with respect to 2024 performance, as determined by our Compensation Committee in

February 2025, and the remaining unvested PSUs eligible to vest based on performance during later years under the terms of the PSUs at “target” levels.

(4)    Pursuant to their award agreements under the 2020 Plan for awards granted prior to 2024, Messrs. Abrahams and Cohen are eligible for reimbursement for a gross-up payment for any excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code arising as a result of the receipt of benefits and payments under the 2020 Plan (and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest)). As of December 31, 2024, no such gross-up payment would have been payable based on the benefits reflected in the table above upon the triggering events set forth in the table above.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee (“Median Compensated Employee”) to the annual total compensation of Robert Antokol, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year:

•the annual total compensation of our Median Compensated Employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $83,361; and

•the annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $84,141,574.

Based on this information, for 2024, our CEO’s annual total compensation was approximately 1,009 times that of the median of the annual total compensation of all of our employees (other than the CEO). In identifying our Median Compensated Employee for our fiscal 2024 CEO pay ratio, we used “base salary” compensation, which was consistently applied to all of our employees included in the calculation. “Base salary” compensation consists of base salary as reported in our payroll data through December 31, 2024. “Base salary” compensation of our employees outside the U.S. were converted to U.S. dollars by taking the aggregate salary for a month in the local currency and converting that amount to U.S. dollars using the average exchange rate for such month for the applicable currency as published at https://x-rates.com and aggregating such converted amounts for all twelve months in fiscal 2024. In identifying our Median Compensated Employee, we annualized base salary for all full-time and part-time employees who did not work the full 2024 fiscal year. Base salary for temporary employees was not annualized.

To identify our Median Compensated Employee for fiscal 2024, we used our global employee population effective on December 31, 2024. As of this date, our employee population was approximately 3,500 employees. This total includes all full-time, part-time and temporary employees with no exclusions.

Pay Versus Performance

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income (in millions) ($)	Retention Plan Adjusted EBITDA (in millions) ($)(3)
2024	84,141,574	77,437,778	12,441,082	11,221,805	27	142	162.2	850.6
2023	48,989,446	49,062,102	8,916,411	8,938,988	32	117	235.0	944.4
2022	57,264,194	12,921,146	13,435,858	8,510,658	32	81	275.3	919.0
2021	63,123,469	12,303,805	9,212,036	5,056,043	64	120	308.5	982.7
__________

(1)    Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining named executive officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Robert Antokol	Craig Abrahams, Michael Cohen, Nir Korczak and Ariel Sandler
2023	Robert Antokol	Craig Abrahams, Ofer Kinberg, Shlomi Aizenberg and Michael Cohen
2022	Robert Antokol	Craig Abrahams, Ofer Kinberg, Shlomi Aizenberg and Michael Cohen
2021	Robert Antokol	Craig Abrahams, Ofer Kinberg, Shlomi Aizenberg and Michael Cohen

Compensation actually paid to our named executive officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2021		2022		2023		2024
Adjustments(a)	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$—	$—	$(12,689,192)	$(5,633,149)	$—	$—	$(38,179,397)	$(6,733,854)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	—	—	6,900,002	5,190,409	—	—	36,569,999	6,449,997
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(38,114,748)	(3,589,958)	(25,702,572)	—	435,080	90,532	(721,623)	(353,505)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(12,704,916)	(566,035)	(12,851,286)	(21,330)	483,070	238,541	(2,605,423)	(103,307)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	(4,461,130)	(845,494)	(306,496)	(1,767,352)	(478,608)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—	—	—
TOTAL ADJUSTMENTS	$(50,819,664)	$(4,155,993)	$(44,343,048)	$(4,925,200)	$72,656	$22,577	$(6,703,796)	$(1,219,277)

(a)    Fair value or change in fair value, as applicable, of equity awards in the “Adjustments” was determined by reference to (i) for stock options, a Black-Scholes value as of the applicable year-end or vesting dates, determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price, an expected life set equal to the midpoint of the applicable revaluation date and the ten year contractual life of the option, volatility and risk free rates determined as of the revaluation date, and an expected dividend yield based on our dividend yield methodology used for valuing stock options generally; and (ii) for 2022 PSUs and RSUs granted prior to 2024, value as of the applicable year-end is determined based on the close price for our stock on the last business day of the calendar year; (iii) for 2024 Adjusted EBITDA PSUs, 2024 Annual Revenue Growth Rate PSUs and RSUs granted in 2024, a Black-Scholes value as of December 31, 2024; and (iv) for 2024 TSR PSUs, a Monte Carlo value as of December 31, 2024. For additional information about the assumptions used to value our stock and option awards, please see Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025, and our Annual Report on Form 10-K for prior years.

(2)    For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the RDG Technology Composite Index (the “Peer Group”), which is the industry/line-of-business index included in the Stock Performance Graph contained in our Annual Report provided to stockholders for the year ended December 31, 2024.

(3)    Retention Plan Adjusted EBITDA is a non-GAAP measure. “Retention Plan Adjusted EBITDA” means the Adjusted EBITDA of our company and its subsidiaries for the applicable calendar year, increased by the payments in respect of awards under the Retention Plan for the applicable year, the amount of retention awards to key individuals associated with acquired companies and certain other adjustments. For a reconciliation of Retention Plan Adjusted EBITDA and Adjusted EBITDA to net income, please see Appendix A.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Retention Plan Adjusted EBITDA, in each case, for the fiscal years ended December 31, 2021 2022, 2023 and 2024.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2024:

•Retention Plan Adjusted EBITDA;

•Adjusted EBITDA; and

•Revenue.

For additional details regarding our most important financial performance measures, see “Compensation Discussion and Analysis—Annual Bonus Plan.”

Compensation Committee Report

The Compensation Committee of the Board of Directors of Playtika Holding Corp. (“Playtika”) has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in Playtika’s 2024 Annual Report on Form 10-K.

Submitted on April 25, 2025, by the members of the Compensation Committee of Playtika’s Board of Directors.

Hong Du
Bing Yuan

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the same by reference.

Related Party Transactions

Related Party Transactions

In addition to the equity and other compensation, termination, change in control and other arrangements discussed elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2024, and each currently proposed transaction which:

•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Equity Plan Stockholders Agreement

We are party to an equity plan stockholders agreement (the “Equity Plan Stockholders Agreement”) with our controlling stockholder Playtika Holding UK II Limited, Alpha Frontier Limited, Giant Network Group Co., Ltd., Giant Investment Co., Ltd., Playtika Holding UK Limited, Shanghai Cibi, Hazlet Global Limited and Equal Sino Limited, as well as Mr. Antokol, Chief Executive Officer and Chairperson of the Board, Mr. Abrahams, our President and Chief Financial Officer, Mr. Cohen, our Chief Legal Officer and Corporate Secretary, Mr. Sandler, our Chief Operations Officer, Mr. Korczak, our Chief Marketing Officer, and certain other current and former members of management of the Company (such, individuals, the “Employee Stockholders”), 8th Wonder Corporation (“8th Wonder”) and Hotlink Investment Limited (“Hotlink”). The equity plan stockholders agreement provides for certain “piggyback” registration rights for the benefit of each of the Employee Stockholders, Hotlink and 8th Wonder, which expire on January 14, 2026. In addition, under the equity plan stockholders agreement, each Employee Stockholder granted an irrevocable proxy to Giant Network Group Co., Ltd. or its designee to vote all of such Employee Stockholders’ shares of our common stock at any meeting of the Company’s stockholders, which expires until the first date on which Giant Network Group Co., Ltd. and its affiliates collectively cease to beneficially own shares representing more than forty percent (40%) of the combined voting power of the issued and outstanding shares of common stock.

Employment Agreement with Related Person

Our Chief Executive Officer and Chairperson of the Board’s brother-in-law is employed under an employment agreement with our subsidiary, Playtika Ltd., dated October 17, 2013. Mr. Antokol’s brother-in-law earned total cash compensation of $308,701 in 2024 and did not receive any equity grants during 2024. The compensation of Mr. Antokol’s brother-in-law is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions.

Policies and Procedures for Related Party Transactions

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 17, 2025, by:

•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•each of our named executive officers;

•each of our directors; and

•all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to the terms of the equity plan stockholders agreement and any applicable community property laws.

Percentage ownership of our common stock is based on 375,435,929 shares of our common stock outstanding as of April 17, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable within 60 days of April 17, 2025, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of each beneficial owner is c/o Playtika Ltd. HaChoshlim St 8, Herzliya Pituach, Israel.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Playtika Holding UK II Limited(1)(2)	200,547,048	53.4%
On Chau(3)	79,910,506	21.3%
Directors and Named Executive Officers
Robert Antokol(4)	16,506,565	4.4%
Marc Beilinson	116,571	*
Hong Du	107,312	*
Dana Gross	46,025	*
Tian Lin	—	—%
Bing Yuan	116,571	*
Craig Abrahams	747,509	0.2%
Michael Cohen	482,310	0.1%
Nir Korczak	352,609	0.1%
Ariel Sandler	369,867	0.1%
All directors and executive officers as a group (12 persons)	19,079,887	5.1%
__________

*    Less than 1%

(1)    Based on information reported on the Schedule 13D filed with the SEC on April 6, 2021, and all amendments thereto filed with the SEC up to November 27, 2024, as supplemented by the Form 4 filed with the SEC on December 18, 2024, in each case, by Playtika Holding UK II Limited, a company incorporated in England and Wales (“PHUKII”), and certain affiliated entities entities.Each of PHUKII and Alpha Frontier Limited, a Cayman Islands company (“Alpha”) share voting power of 200,547,048 shares and share dispositive power of 200,547,048 shares. Each of Shanghai Cibi Business Information Consultancy Co., Ltd., a People’s Republic of China company (“Shanghai Cibi”), and Shanghai Jukun Network Technology Co., Ltd., a People’s Republic of China company (“Shanghai Jukun”), share voting power of 200,547,048 and dispositive power of 200,547,048 shares. Giant Network Group Co., Ltd, a People’s Republic of China company (“Giant”), shares voting power of 93,189,674 shares and shares dispositive power of 73,789,054 shares. Each of Giant Investment Co., Ltd., a People’s Republic of China company (“Giant Investment”), and Mr. Yuzhu Shi share voting power of 200,547,048 shares and share dispositive power of 200,547,048 shares. Each of Hazlet Global Limited, a British Virgin Islands company (“Hazlet”), Equal Sino Limited, a British Virgin Islands company (“Equal Sino”), and Ms. Jing Shi, Mr. Shi’s daughter, share dispositive power of 48,769,736 shares. The address of the principal business office of each of PHUKII, Alpha, Shanghai Cibi, Shanghai Jukun, Giant, Giant Investment, Hazlet, Equal Sino, Mr. Shi and Ms. Shi is 988 Zhonkai road, Sonjiang District Shanghai, China 200160.

(2)     Each of Giant, Giant Investment and Mr. Shi also share voting power over additional shares held by certain current and former employees of the Company pursuant to the terms of the Equity Plan Stockholders Agreement, including 18,317,133 shares held by current executive officers of the Company as of April 17, 2025.

(3)    Based on information reported on the Schedule 13D filed with the SEC on October 26, 2022, and all amendments thereto filed with the SEC up to July 26, 2023, as supplemented by the Form 4 filed with the SEC on August 1, 2023, in each case, by On Chau and certain affiliated entities. On Chau beneficially owns 79,910,506 shares of common stock of the Company, comprised of (i) 40,905,253 shares of common stock beneficially owned by 8th Wonder Corporation, a British Virgin Islands company (“8th Wonder”), and (ii) 39,005,253 shares of common stock beneficially owned by Hotlink Investment Limited, a British Virgin Islands company (“Hotlink”). 8th Wonder is 100% owned by Trustworthy Group Ltd., a British Virgin Islands company (“Trustworthy”). Ms. On Chau is the sole shareholder of Trustworthy, and she holds all voting and investment powers of 8th Wonder and its assets. Hotlink is 100% owned by Infinite Bandwidth Limited, a British Virgin Islands company (“Infinite Bandwidth”). Ms. On Chau is the sole shareholder of Infinite Bandwidth, and she holds all voting and investment powers of Hotlink and its assets. The address for On Chau is Rm 2506, Pacific Place Apartments, Pacific Place, 88 Queensway, Central, Hong Kong. The address of each of 8th Wonder and Hotlink is Suites 1901-2&14, 19th Floor, Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong. The address for each of Trustworthy and Infinite Bandwidth is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)    Includes 8,054,100 shares that were transferred to Mr. Antokol’s ex-spouse pursuant to a foreign domestic relations order, but over which Mr. Antokol maintains sole voting power for so long as he remains an officer of the Company or any of its affiliates or subsidiaries.

Equity Compensation Plan Information as of December 31, 2024

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2024:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	31,756,063	(2)	$17.42	(3)	957,970	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	31,756,063		$17.42		957,970
__________

(1)    Consists of the 2020 Plan and the Employee Stock Purchase Plan (“ESPP”).

(2)    Represents (i) 1,299,727 shares of common stock that were subject to awards of options, (ii) 19,603,631 shares of common stock that were subject to awards of unvested RSUs, and (iii) 10,852,705 shares of common stock that were subject to awards of unvested PSUs (at “target” levels), in each case, granted under our 2020 Plan.

(3)    This number reflects the weighted-average exercise price of stock options outstanding under our 2020 Plan. Outstanding RSUs and PSUs vest and convert to shares of common stock without the payment of consideration. Therefore, the weighted-average exercise price excludes RSUs and PSUs issued under the 2020 Plan.

(4)    As of December 31, 2024, 957,970 shares of common stock remained available for issuance under our 2020 Plan. If, on January 1st of each year through January 2030, the number of shares available for grant under the 2020 Plan is less than 3.5% of the total shares of the Company’s outstanding common stock, then the number of shares available for grant will increase to an amount equal to the lesser of (i) 3.5% of the total shares of the Company’s outstanding common stock or (ii) such number of shares determined by the Board of Directors. Our ESPP became effective in January 2021 in connection with our initial public offering and is not included in the table above because no shares of our common stock were reserved for issuance under the ESPP as of December 31, 2024.

Audit Related Matters

Annual Review of Independent Registered Public Accounting Firm

In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators including firm reputation, support, competency and service by the engagement team, including industry expertise, management’s input as to the firm’s technical expertise and knowledge; and quality and breadth of services provided relative to the cost of those services.

The results of this assessment were taken into consideration when determining whether to reappoint Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, for the year ending December 31, 2025. Based on its evaluation, the Audit Committee believes that the continued retention of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, to serve as our independent registered public accounting firm is in the best interests of the company.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the years ended December 31, 2024 and 2023 by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, are as follows:

	2024	2023
Audit Fees(1)	$3,650,057	$3,365,000
Audit-Related Fees(2)	303,320	255,041
Tax Fees(3)	415,795	1,089,978
Other Fees	—	33,111
Total	$4,369,172	$4,743,130
__________

(1)    Audit fees represent the aggregate fees billed to us by EY, for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting, for the reviews of our consolidated financial statements for each applicable fiscal quarter, and for statutory audits.

(2)    Audit-related fees represent aggregate fees bill to us by EY for professional services rendered for due diligence related to acquisitions.

(3)    Tax fees represent the aggregate fees billed to us by EY for professional services rendered for on-call tax services and additional various tax services, such as transfer pricing, indirect tax, Israeli tax matters and related fillings to the Israeli authorities and US tax and tax structuring.

Pre-approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. All of the services performed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, in 2024 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

Audit Committee Report

The primary role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, and to oversee the Company’s financial reporting process on behalf of the Board. The Audit Committee’s roles and responsibilities are more fully described in its charter, which is available in the investors section of our corporate website at www.playtika.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

1.The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2024, with management of Playtika and Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

2.The Audit Committee has discussed with Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

3.The Audit Committee has received and reviewed the written disclosures and the letter from Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, required by the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning the accountant’s independence, and has discussed with Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, its independence from Playtika and its management. The Audit Committee has also considered whether Kost Forer Gabbay & Kasierer’s preparation of tax returns, tax consulting services, and other non-audit services to Playtika is compatible with maintaining its independence.

Based on the review of the Audit Committee and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Playtika’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Submitted on April 25, 2025, by the members of the Audit Committee of Playtika’s Board of Directors.

Marc Beilinson, Chair
Dana Gross
Bing Yuan

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Playtika specifically incorporates the same by reference.

Frequently Asked Questions

When is the Annual Meeting?

The Annual Meeting will be held on Thursday, June 12, 2025 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be held as a virtual meeting of stockholders, conducted via live audio webcast at www.proxydocs.com/PLTK.

How do I attend the Annual Meeting?

To attend the virtual Annual Meeting, log in at www.proxydocs.com/PLTK and register in advance. Following registration, you will receive instructions regarding virtual attendance at the Annual Meeting and how to vote your shares at the Annual Meeting, along with your unique link to attend the Annual Meeting, via email. Stockholders will need their unique control number which appears on the Notice (printed in the shaded box) and the instructions that accompanied the Proxy Materials. If your shares of common stock are held by a bank, broker or other holder of record, and you do not have a control number, please contact your broker, bank, or other holder of record as soon as possible, so that you can be provided with a control number and register to gain access to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders as of the close of business on the record date, April 17, 2025, will consider and vote upon:

•The election of six director nominees named in this Proxy Statement to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualify;
•The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote); and
•The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 17, 2025, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 375,435,929 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.

How will I receive my Proxy Materials for the Annual Meeting?

Beginning on or about April 25, 2025, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.

In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock & Transfer Company, LLC, you are considered a “stockholder of record.” This year we have engaged the services of Mediant Communications Inc. to mail our Proxy Materials or Notice to our registered holders.

If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your shares using the voting information provided.

How do I vote?

You may vote or authorize a proxy to vote using any of the following methods:

By Internet

Authorize a proxy to vote your shares via the website www.proxypush.com/PLTK, which is available 24 hours per day until the start of the Annual Meeting. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free at 844-311-3915, 24 hours per day until the start of the Annual Meeting. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided.

Virtual Meeting Access

Vote your shares by logging onto and voting at the virtual Annual Meeting at www.proxydocs.com/PLTK by following the instructions provided to you via email after completing the registration procedures described on the website. Please note that you must register on the website in advance of the Annual Meeting to be able to attend and vote your shares. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote your shares as follows:

•Proposal 1: FOR the election to the Board of the six nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•Proposal 3: FOR the say-on-pay vote.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of the Board, which are as follows:

•Proposal 1: FOR the election to the Board of the six nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•Proposal 3: FOR the say-on-pay vote.

On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters, including the election of directors and the say-on-pay vote, but is permitted to vote your shares on “routine” matters, including the proposal regarding ratification of the appointment of our auditor.

May I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:

•delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•signing and returning to our Corporate Secretary a proxy bearing a later date;
•authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•logging onto and voting at the virtual Annual Meeting.

If your shares are held in the name of a broker, bank, or other holder of record, you may change your voting instructions by following the instructions provided by your broker, bank, or other holder of record.

Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael Cohen, our Corporate Secretary, at our corporate offices at c/o Playtika Ltd., HaChoshlim St 8, Herzliya Pituach, Israel, Attn: Corporate Secretary.

What are the quorum and voting requirements on the three proposals mentioned in this Proxy Statement?

The presence in person or by proxy of the number of shares of our common stock representing a majority in voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted by the holder of those shares during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.

The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:

•Proposal 1 relates to the election of the director nominees. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that, since stockholders will be electing six directors, the six director nominees receiving the highest number of votes “FOR” will be elected. You may either vote “FOR,” or to “WITHHOLD” a vote from, each nominee for the Board. Brokers do not have discretionary authority to vote your shares for director nominees. An abstention or a broker non-vote will not count as a vote cast “FOR” or to “WITHHOLD” a vote from, a nominee’s election and thus will have no effect in determining whether a director nominee has received a plurality of the votes cast.

•The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 2 (Ratification of Appointment of Independent Auditors). You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

•The affirmative vote of the holders of the majority of the shares present and entitled to vote is required for approval of Proposal 3 (Say-On-Pay Vote). You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3. An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

Will any other business be conducted during the Annual Meeting?

The Board does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. If you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Mediant Communications Inc. will tabulate the votes and act as inspector of election.

May I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?

Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2024 Annual Report are available in the investors section of our corporate website at www.playtika.com. You may also view these materials at www.proxydocs.com/PLTK.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

Stockholder Proposals for our 2026
Annual Meeting

In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2026 annual meeting of stockholders, it must be received by us at our principal office, Playtika Ltd., HaChoshlim St 8, Herzliya Pituach, Israel, Attn: Corporate Secretary, on or before December 26, 2025.

For an eligible stockholder or group of stockholders to bring business (including director nominations) at our 2026 annual meeting of stockholders pursuant to our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between February 12, 2026 and March 14, 2026 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates. For additional requirements, a stockholder may refer to our current Bylaws, a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

In addition to satisfying the foregoing requirements under our organizational documents, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Playtika, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

Householding of Proxy Materials

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report, please notify your bank or broker and direct your written request to Investor Relations, at the contact information below. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

Playtika Holding Corp.
HaChoshlim St 8, Herzliya Pituach, Israel
Email: ir@playtika.com
Phone: 972-73-316-3251

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,
/s/ Michael Cohen
Michael Cohen
Chief Legal Officer and
Corporate Secretary
April 25, 2025

Appendix A

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(ALSO REFERRED TO AS CREDIT ADJUSTED EBITDA)
AND RETENTION PLAN ADJUSTED EBITDA
(In millions)

	Year ended December 31,
	2024	2023	2022
Net income	$162.2	$235.0	$275.3
Provision for income taxes	118.3	157.1	85.5
Interest and other, net	111.1	109.5	110.6
Depreciation and amortization	165.7	158.0	162.0
EBITDA	557.3	659.6	633.4
Stock-based compensation(1)	99.2	110.0	123.5
Impairment charges	68.9	51.3	—
Changes in estimated value of contingent consideration	(9.8)	1.4	(14.3)
Acquisition and related expenses(2)	19.7	6.5	24.7
Other items(3)	22.4	3.4	37.8
Adjusted EBITDA (also referred to as Credit Adjusted EBITDA)	757.7	832.2	805.1
Long-term cash compensation(4)	92.5	111.9	106.2
M&A related retention payments(5)	0.4	0.3	7.7
Retention Plan Adjusted EBITDA	$850.6	944.4	919.0
_________
(1)    Reflects stock-based compensation expense related to the issuance of equity awards to our employees and Directors.

(2)    Includes costs incurred to evaluate and pursue acquisition activities as well as costs incurred by the Company in connection with the evaluation of strategic alternatives.

(3)    The amount for the year ended December 31, 2024 consists primarily of $14.5 million and $6.9 million incurred by the Company related to severance and restructuring activities, respectively. The amount for the year ended December 31, 2023 consists primarily of $1.8 million incurred by the Company for severance and $1.0 million for a tax assessment paid under protest. The amount for the year ended December 31, 2022 consists of $13.2 million incurred by the Company for severance, $4.1 million incurred by the Company for relocation and support provided to employees due to the war in Ukraine and $16.4 million incurred related to the announced restructuring activities.

(4)    Includes expenses recognized for grants of annual cash awards to employees pursuant to our Retention Plans, which awards are incremental to salary and bonus payments. For more information, see Note 19 to our financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2024, filed with the SEC on February 27, 2025.

(5)    Includes retention awards to key individuals associated with acquired companies as an incentive to retain those individuals on a long-term basis. The income amount for the year ended December 31, 2022, primarily relates to the reduction of contingent consideration payable to employees of the Company that were also selling Shareholders of Reworks. This portion of the contingent consideration is being accounted for as an M&A retention payment to these employees, with changes in the amounts recognized as compensation expense.

Playtika

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Playtika Holding Corp.

Annual Meeting of Stockholders

For Stockholders of record as of April 17, 2025

Thursday, June 12, 2025 9:00 AM, Pacific Time

Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/PLTK for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM, Pacific Time, June 12, 2025.

Internet:
www.proxypush.com/PLTK

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-844-311-3915

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

In signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement related to the Annual Meeting, each of which are incorporated by reference, revokes all prior proxies given with respect to the Annual Meeting and appoint Michael Cohen and Craig Abrahams (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Playtika Holding Corp. which the undersigned is entitled to vote at the Annual Meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED ON THIS PROXY OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. The Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof in their sole discretion.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Playtika

Playtika Holding Corp. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	The election of six director nominees named in the proxy statement accompanying this notice to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualify.	FOR	WITHHOLD		
	1.01 Robert Antokol	☐	☐		FOR
	1.02 Marc Beilinson	☐	☐		FOR
	1.03 Hong Du	☐	☐		FOR
	1.04 Dana Gross	☐	☐		FOR
	1.05 Tian Lin	☐	☐		FOR
	1.06 Bing Yuan	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐	FOR
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in the accompanying proxy statement.	☐	☐	☐	FOR
4.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.				

You must register to attend the meeting online and/or participate at www.proxydocs.com/PLTK

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint Owners should each sign personally. All holders must sign. If an owner is a corporation or partnership, please sign with the full name of such entity by an authorized office, and include his or her name and title.

Signature (and Title if applicable) ______ Date ______

Signature (if held jointly) ______ Date ______